Exhibit 2.3

STOCK PURCHASE AGREEMENT

BY AND AMONG

VACATION HOLDINGS HAWAII, INC.,

INTERVAL ACQUISITION CORP.

RESORTQUEST INTERNATIONAL, INC.

AND

GAYLORD ENTERTAINMENT COMPANY

April 18, 2007

i

TABLE OF DEFINED TERMS

Term	Section	Page

Accountants	Section 2.2(b)(iii)	3
Action	Section 11.2(a)(i)	48
Affiliate Group	Section 11.2(a)(iii)	49
Affiliate	Section 11.2(a)(ii)	49
Agreement	Preamble	1
Allocation	Section 8.5(b)	41
Ancillary Agreements	Section 11.2(a)(iv)	49
Applicable Rate	Section 11.2(a)(v)	49
Blue Sky	Section 4.3(b)	6
Cap	Section 10.5(a)	46
Claim Notice	Section 10.4(e)	45
Closing Date Balance Sheet	Section 2.2(b)(i)	2
Closing Date RQ Working Capital	Section 2.2(b)(i)	2
Closing Date	Section 3.1	4
Closing	Section 3.1	4
Code	Section 11.2(a)(vi)	49
Companies	Preamble	1
Company Covered Employees	Section 6.8(a)	28
Company	Preamble	1
Confidential Information	Section 6.14(e)	34
Confidentiality Agreement	Section 6.2(a)	26
Control	Section 11.2(a)(vii)	49
Deductible	Section 10.5(b)	46
Disclosure Schedule Supplement	Section 6.11	30
DOJ	Section 6.2(a)	26
Employment Agreement	Preamble	1
Encumbrances	Section 4.3(a)	6
Environmental Law	Section 4.11(a)	13
ERISA Affiliate	Section 4.13(e)	16
ERISA	Section 11.2(a)(viii)	49
Estimated Closing Date Balance Sheet	Section 2.2(a)	2
Estimated RQ Working Capital	Section 2.2(a)	2
Financial Statements	Section 4.5(a)	8
FTC	Section 6.2(a)	26
GAAP	Section 2.2(a)	2
GEC	Preamble	1
Governmental Authority	Section 11.2(a)(ix)	49
Governmental Order	Section 11.2(a)(x)	49
Hazardous Substance	Section 4.11(a)	13
HSR Act	Section 4.3(a)	6
Indemnified Party	Section 10.4(a)	45
Indemnifying Party	Section 10.4(a)	45
Intellectual Property	Section 4.9	12

Term	Section	Page

Interval	Preamble	1
IRS	Section 4.13(a)	15
Law	Section 11.2(a)(xii)	49
License Agreement	Section 7.2(i)	36
LLC Conversion	Section 8.5(a)	41
Losses	Section 10.2	44
Material Adverse Effect	Section 6.11	30
Material Contract	Section 4.7	9
Multiemployer Plan	Section 4.13(e)	16
PCI DSS	Section 4.24	20
Permit	Section 11.2(a)(xiii)	49
Permitted Encumbrances	Section 4.6	8
Person	Section 11.2(a)(xiv)	50
Plans	Section 4.13(a)	14
Purchase Price	Section 2.1	1
Purchaser Indemnified Parties	Section 10.2	44
Purchaser Material Adverse Effect	Section 11.2(a)(xv)	50
Purchaser	Preamble	1
Real Property	Section 4.8	10
Reference Balance Sheet	Section 4.5(a)	8
Registered Intellectual Property	Section 4.9	11
Related Person	Section 4.21	20
RQIH	Preamble	1
RQIH Shares	Section 1.1	1
RQRE	Preamble	1
RQRE Shares	Section 1.1	1
Section 338(h)(10) Elections	Section 8.5(a)	40
Seller Indemnified Parties	Section 10.3	44
Seller Material Adverse Effect	Section 11.2(a)(xvi)	50
Seller	Preamble	1
Shares	Section 1.1	1
Specified Properties	Section 4.8(f)	11
Straddle Periods	Section 8.1(a)	38
Subsidiary	Section 11.2(a)(xvii)	50
Tax Return	Section 11.2(a)(xx)	51
Taxes	Section 11.2(a)(xviii)	50
Taxing Authority	Section 11.2(a)(xix)	51
Termination Date	Section 9.1(b)	43
Third Party Acquirer	Section 6.14	31
Third-Party Claim	Section 10.4(a)	45
Transition Services Agreement	Section 7.2(f)	36
Working Capital	Section 11.2(a)(xxi)	51

v

Index of the Disclosure Schedule

Section

4.3 – No Conflict

4.4(c) – Listing of Subsidiaries

4.5(a)(i) – Financial Statements

4.5(a)(ii) – Accounting Policies

4.5(b) – Non-Compliance with GAAP

4.6 – Title to Assets and Properties

4.7(a) – Material Contracts

4.7(b) – Breach or Termination of Material Contracts

4.8(a) – Real Property; Leases

4.8(d) – Right of Use/Occupancy Contracts

4.8(f)(i) – Specified Managed Properties

4.8(f)(ii) – Specified Managed Properties

4.9 – Intellectual Property

4.10 – Litigation, Claims and Proceedings

4.11 – Environmental and Safety and Health Matters

4.12 – Compliance with Law; Licenses and Permits

4.13(a) – Employee Matters and Benefit Plans

4.13(b) – Plan Creation/Modification

4.13(c) – ERISA Compliance

4.13(d) – Post-Termination Benefits

4.13(e) – Multiemployer Plans

4.13(f) – Acceleration of Benefits

4.14 – Taxes

4.15 – Absence of Undisclosed Liabilities

4.16 – Absence of Certain Changes

4.17 – Labor Matters

4.19 – Insurance

4.21 – Related Party Transactions

4.23 – Hawaiian Operations

6.1 – Interim Operations of the Companies

6.10 – Debt and Guaranties

6.14(c) – Mainland Properties

7.2(d) – Required Consents

Index of Exhibits

Exhibit A	–	Form of Transition Services Agreement
Exhibit B	–	Form of Opinion of Counsel
Exhibit C	–	Form of Trademark and Domain Name License Agreement
Exhibit D	–	Third Amendment to Waimea Plantation Cottages Management Agreement

i

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made this 18th day of April, 2007, by and among Interval Acquisition Corp., a Delaware corporation (“Interval”), Vacation Holdings Hawaii, Inc., a Delaware corporation and indirect wholly owned subsidiary of Interval (“Purchaser”), Gaylord Entertainment Company, a Delaware corporation (“GEC”), and ResortQuest International, Inc., a Delaware corporation and indirect wholly owned subsidiary of GEC (“Seller”).

WHEREAS, Seller owns all of the issued and outstanding shares of the capital stock of RQI Holdings, Ltd., a Hawaii corporation (“RQIH”), and ResortQuest Real Estate of Hawaii, Inc., a Hawaii corporation (“RQRE”; each of RQIH and RQRE is a “Company” and, collectively, the “Companies”); and

WHEREAS, Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, all of the issued and outstanding shares of the capital stock of the Companies upon and subject to the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1
PURCHASE AND SALE OF SHARES

1.1                               Transfer of Shares.  1.2              On the terms and subject to conditions of this Agreement, at the Closing (as defined in Section 3.1), Seller shall sell, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from Seller, 1,000 shares of common stock of RQIH (the “RQIH Shares”), which constitute all of the issued and outstanding shares of capital stock of RQIH, and 10 shares of common stock of RQRE (the “RQRE Shares,” and, collectively with the RQIH Shares, the “Shares”), which constitute all the issued and outstanding capital stock of RQRE.

ARTICLE 2
CONSIDERATION

2.1                               Purchase Price.  The aggregate purchase price (the “Purchase Price”) for the Shares shall be $109,125,000, prior to adjustment pursuant to Section 2.2(a) and 2.2(b) below.  The Purchase Price, as adjusted pursuant to Section 2.2(a) but prior to adjustment pursuant to Section 2.2(b), shall be paid at the Closing to Seller, by wire transfer of immediately available funds pursuant to the wire transfer instructions provided in advance by Seller.

2.2                               Purchase Price Adjustment.

(a)                                  Closing Date Purchase Price Adjustment.  At least five (5) business days prior to the Closing Date, Seller shall prepare and deliver to Purchaser an estimated combined balance sheet of the Companies and their Subsidiaries as of the month end immediately preceding the Closing Date (the “Estimated Closing Date Balance Sheet”), which shall include the Working Capital as of such month-end date (“Estimated RQ Working Capital”).  The Estimated Closing Date Balance Sheet and the Estimated RQ Working Capital shall be prepared in good faith and in accordance with United States generally accepted accounting principles (“GAAP”) applied on a basis consistent with the Financial Statements.  Within 24 hours of notice, Seller shall provide Purchaser access to all relevant documents and information reasonably requested by Purchaser in connection with its review of the Estimated Closing Date Balance Sheet.  No later than two (2) business days prior to the Closing Date, Purchaser shall notify Seller of any objections to the Estimated Closing Date Balance Sheet, which notice shall state in reasonable detail the basis for Purchaser’s objections.  If Purchaser has any objections, Purchaser and Seller shall attempt in good faith to resolve any such objections; provided, however, that in the event that any such objections are not resolved prior to Closing, the Estimated Closing Date Balance Sheet shall remain as initially delivered to Purchaser for all purposes hereunder.  The Purchase Price to be paid at Closing by Purchaser shall, (i) if the Estimated RQ Working Capital is a positive amount, be increased by such amount, or, (ii) if the Estimated RQ Working Capital is a negative amount, be decreased by such amount.

(b)                                 Post-Closing Date Purchase Price Adjustment.

(i)                                     Within 90 days following the Closing Date, Purchaser shall prepare and deliver to GEC a combined balance sheet of the Companies and their Subsidiaries as of the Closing Date (the “Closing Date Balance Sheet”), which shall include the Working Capital as of the Closing Date (the “Closing Date RQ Working Capital”).  The Closing Date Balance Sheet and the Closing Date RQ Working Capital shall be prepared in accordance with GAAP applied on a basis consistent with the Financial Statements.

(ii)                                  If, within 30 days following delivery of the Closing Date Balance Sheet, GEC has not given Purchaser written notice of its objection as to the Closing Date Balance Sheet or calculation of the Closing Date RQ Working Capital (which notice shall state in reasonable detail the basis of GEC’s objection), then the Closing Date Balance Sheet and Purchaser’s calculation of the Closing Date RQ Working Capital as of the Closing Date shall be binding and conclusive on the parties for all purposes hereunder.  Upon prior reasonable notice, Purchaser shall provide GEC access to all relevant documents and information reasonably requested by GEC in connection with its review of the Closing Date Balance Sheet.

(iii)                               If GEC duly gives Purchaser such notice of objection within the 30-day period, and if GEC and Purchaser fail to resolve the issues outstanding with respect to the Closing Date Balance Sheet and Purchaser’s calculation of the Closing Date RQ Working Capital within 30 days of Purchaser’s receipt of GEC’s objection notice, GEC and Purchaser shall submit the issues remaining in dispute to a nationally recognized certified public accounting firm mutually determined by GEC and Purchaser that has not performed accounting, tax or audit services for Purchaser, GEC, Seller or any of their respective Affiliates during the past three years (the “Accountants”), for resolution in accordance with the terms of the Agreement and GAAP applied on a basis consistent with the Financial Statements.  If issues are submitted to the Accountants for resolution, (A) GEC and Purchaser shall furnish or cause to be furnished to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Accountants any material relating to the disputed issues and to discuss issues with the Accountants; (B) the determination by the Accountants, as set forth in a notice to be delivered to both GEC and Purchaser within 60 days of the submission to the Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in calculation of the Closing Date RQ Working Capital; and (C) GEC and Purchaser will each bear fifty percent (50%) of the fees and costs of the Accountants for such determination.

(iv)                            Within three business days after the Closing Date Balance Sheet becomes binding and conclusive pursuant to this Section 2.2(b), the following adjustments to the Purchase Price shall be made:

(A)                              In the event that the Closing Date RQ Working Capital is less than the Estimated Closing Date RQ Working Capital, then GEC shall pay an amount equal to the difference between the Estimated Closing Date RQ Working Capital and the Closing Date RQ Working Capital to Purchaser by wire transfer of immediately available funds pursuant to the wire transfer instructions provided by Purchaser; or

(B)                               In the event that the Closing Date RQ Working Capital is greater than the Estimated Closing Date RQ Working Capital, then Purchaser shall pay an amount equal to the difference between the Closing Date RQ Working Capital and the Estimated Closing Date RQ Working Capital to GEC by wire transfer of immediately available funds pursuant to the wire transfer instructions provided by GEC.

(c)                                  Any payments made under this Section 2.2 shall be treated by GEC, Seller and Purchaser as an adjustment to the Purchase Price for tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the recipient of such payment causes any such payment not to be treated as an adjustment to the Purchase Price for tax purposes.

ARTICLE 3
CLOSING; OBLIGATIONS OF THE PARTIES

3.1                               Closing Date.  The closing (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Bass, Berry & Sims PLC, Nashville, Tennessee, on the immediately succeeding last business day of the month following satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to Closing set forth in Article 7, or at such other place or at such other time or on such other date as Purchaser and Seller mutually may agree in writing.  The date on which the Closing takes place shall be referred to as the “Closing Date.”  The effective time of the Closing will be 11:59 p.m. (Central time) on (a) the Closing Date, if the Closing Date is the last day of the month, or (b) the last day of the month immediately following the Closing Date, if the business day on which the Closing occurs is not the last day of the month.

3.2                               Obligations of the Parties at the Closing.

(a)                                  At the Closing, Purchaser shall deliver to Seller:

(i)                                     payment of the Purchase Price, prior to adjustment pursuant to Section 2.2(b), as set forth in Section 2.1;

(ii)                                  a copy of resolutions of the Board of Directors of Purchaser, certified by Purchaser’s secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Purchaser, and the consummation of the transactions contemplated hereby; and

(iii)                               executed Ancillary Agreements to which Purchaser is a party.

(b)                                 At the Closing, Seller shall deliver to Purchaser:

(i)                                     stock certificates representing the Shares, which certificates shall be duly endorsed to Purchaser or accompanied by a duly executed stock power;

(ii)                                  a copy of resolutions of the Board of Directors of Seller, certified by Seller’s secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Seller, and the consummation of the transactions contemplated hereby;

(iii)                               the certificate of incorporation, certificate of formation or other organizing document and a certificate of good standing for each of the Companies and their Subsidiaries, each dated within ten (10) days of the Closing Date and certified by the Secretary of State or other appropriate official of the jurisdiction of organization or formation of such Company or such Subsidiary; and

(iv)                              executed Ancillary Agreements to which Seller, any Company or any Subsidiary of a Company is a party.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF GEC AND SELLER

Except as disclosed in the Disclosure Schedule attached hereto, GEC and Seller, jointly and severally, represent and warrant to Purchaser as follows:

4.1                               Status.  Each of GEC, Seller, each of the Companies and each Subsidiary of the Companies is a corporation or limited liability company duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or limited liability company power and authority to own, operate or lease its properties and assets and to carry on its business as it is now being conducted.  Each of the Companies and each Subsidiary of the Companies is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except where the failure to be so qualified, licensed or authorized would not reasonably be expected to have a Seller Material Adverse Effect.  Seller has made available to Purchaser true, correct and complete copies of the certificate of incorporation, bylaws, limited liability company agreement (or similar organizing documents) of each of the Companies and each Subsidiary of the Companies, each as in effect on the date hereof.

4.2                               Authority.  Each of GEC and Seller has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each of the Ancillary Agreements by GEC and/or Seller, as applicable, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of GEC, the Board of Directors of Seller and the sole shareholder of Seller, and no other corporate proceedings are necessary to authorize this Agreement and any of the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby.  This Agreement and any Ancillary Agreements executed as of the date hereof have been, and the Ancillary Agreements to be executed and delivered at Closing upon execution will have been, duly executed and delivered by each of GEC, Seller and/or the Companies, as applicable, and (assuming due authorization and delivery by Purchaser) this Agreement and the Ancillary Agreements executed on the date hereof constitute, and the Ancillary Agreements to be executed and delivered at Closing will constitute, the legal, valid and binding obligations of GEC, Seller and/or the Companies, as applicable, enforceable against each of them that it is a party to in accordance with their respective terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors’ rights.

4.3                               No Conflict; Required Filings and Consents.

(a)                                  Except as set forth in Section 4.3 of the Disclosure Schedule, neither the execution, delivery and performance by GEC and Seller of this Agreement and the Ancillary Agreements to which they are a party, nor the consummation by GEC and Seller of the transactions contemplated hereby and thereby, will (i) violate, conflict with or result in the breach of any term or provision of the certificate of incorporation, bylaws, limited liability company agreement (or similar organizing documents) of GEC, Seller, the Companies or any Subsidiary of the Companies, each as in effect on the date hereof and as may be further amended prior to the Closing, (ii) assuming the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), has expired or been terminated, conflict with or violate any Law applicable to GEC, Seller, the Companies or any Subsidiary of the Companies or any of their respective assets, properties or businesses or (iii) conflict with or violate, result in the breach of any term or provision of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, consent, suspension, revocation or cancellation of, or result in the creation of any mortgage, pledge, hypothecation, claim, security interest, encumbrance, interest, option, lien or other restriction (collectively, “Encumbrances”) on any of the Shares or on any of the assets or properties of the Companies or any Subsidiary of any of the Companies or pursuant to any Material Contract (as defined in Section 4.7); except, in the case of clauses (ii) and (iii) only, for such violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration, consent, suspension, revocation or cancellation or creation of any Encumbrance that (A) would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or (B) would become applicable solely as a result of the business or activities in which Purchaser engages in or the status of any facts pertaining to Purchaser.

(b)                                 Except as set forth in Section 4.3 of the Disclosure Schedule, neither GEC nor Seller is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by GEC and Seller of this Agreement and the Ancillary Agreements to which they are a party or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act, (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or (iv) as may be necessary as a result of any facts or circumstances relating to Purchaser or any of its Affiliates.

4.4                               Capitalization.

(a)                                  The authorized capital stock of RQIH consists of 1,000 shares of common stock, which have no stated par value.  The authorized capital stock of RQRE consists of 1,000 shares of common stock, $1.00 par value per share.  All of the Shares are validly issued, fully paid and nonassessable and are not subject to any preemptive rights, rights of first offer or rights of first refusal.  The Shares constitute all of the issued and outstanding capital stock of the Companies.  Seller is the record and beneficial owner of the Shares, free and clear of any Encumbrance.  Upon delivery to Purchaser of certificates evidencing the Shares duly endorsed for transfer at the Closing in exchange for Purchaser’s payment of the Purchase Price, Purchaser shall acquire good, valid and marketable title to the Shares, free and clear of any Encumbrance other than Encumbrances created by Purchaser.

(b)                                 There are (i) no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of a Company or securities convertible or exchangeable into capital stock of a Company or obligating a Company to issue or sell any shares of capital stock of, or any other interest in, a Company, (ii) no outstanding contractual obligations of a Company to repurchase, redeem or otherwise acquire any shares of its capital stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, other than as set forth in Section 4.4(c) of the Disclosure Schedule or (iii) no voting trusts, stockholder agreements, registration rights agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of a Company.

(c)                                  Section 4.4(c) of the Disclosure Schedule sets forth a true and complete list of (i) all Subsidiaries of the Companies, listing for each Subsidiary its name, its jurisdiction of organization or formation, each jurisdiction (other than its jurisdiction of organization or formation) in which it is qualified to do business, the percentage of stock or other equity interest of each Subsidiary owned by the Companies or a Subsidiary of a Company and, for each Subsidiary that is a corporation, the authorized and outstanding capital stock of each such Subsidiary and (ii) all other Persons in which the Companies or any of their Subsidiaries own, of record or beneficially, any direct or indirect equity or other similar interest or any right (contingent or otherwise) to acquire the same, listing for each Person its name, its jurisdiction of organization, each jurisdiction (other than its jurisdiction of organization) in which it is qualified to do business, the percentage of stock or other equity interest of each Person owned by the Companies (as well as identification of which Company owns such interest) or a Subsidiary of the Companies and, for each Person that is a corporation, the authorized and outstanding capital stock of each such Person.  Other than the Subsidiaries and other entities set forth in Section 4.4(c) of the Disclosure Schedule, there are no other corporations, limited liability companies, partnerships, joint ventures, associations or other similar entities in which a Company owns or any of their Subsidiaries own, of record or beneficially, any direct or indirect equity or other similar interest or any right (contingent or otherwise) to acquire the same.  All of the issued and outstanding shares (or voting securities) of each of the Subsidiaries of the Companies that are corporations are validly issued, fully paid and nonassessable and are not subject to any preemptive rights, rights of first offer or rights of first refusal.  Except as set forth in Section 4.4(c) of the Disclosure Schedule, (w) the Companies, or one of their Subsidiaries, own beneficially and of record all of the outstanding shares of capital stock (or voting securities), or securities convertible or exchangeable into capital stock (or voting securities), of each of the Companies’ Subsidiaries free and clear of any Encumbrances, (x) there are no outstanding obligations, options, warrants, convertible securities or other rights, agreements or commitments of any kind relating to the capital stock, or securities convertible or exchangeable into capital stock, of any Subsidiary of the Companies or obligating the Companies or any Subsidiary of the Companies to issue or sell any shares of capital stock of, or any other interest in, any such Subsidiary of the Companies, (y) there are no outstanding contractual obligations of any Subsidiary of the Companies to repurchase, redeem or otherwise acquire any shares of its capital stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, and (z) except as set forth in Section 4.4(c) of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests of any Companies or any Subsidiary thereof.

4.5                               Financial Statements.

(a)                                  Attached hereto as Section 4.5(a)(i) of the Disclosure Schedule are true and complete copies of the unaudited combined balance sheets as of December 31, 2004, 2005 and 2006 and related unaudited combined statements of operations for the Companies and their Subsidiaries for the fiscal years then ended (collectively, the “Financial Statements”).  The December 31, 2006 balance sheet is referred to herein as the “Reference Balance Sheet.”  Section 4.5(a)(ii) of the Disclosure Schedule contains a complete and accurate description of the significant accounting policies used in the preparation of the Financial Statements.

(b)                                 The Financial Statements (i) have been prepared based on the books and records of the Companies and their Subsidiaries, (ii) have been prepared in accordance with GAAP as applied consistent with the past practice of Seller and GEC and the Companies’ normal accounting practices (except as set forth on Section 4.5(b) of the Disclosure Schedule or as may be indicated in the Financial Statements and except for the absence of notes) and (iii) present fairly and accurately, in all material respects, the combined financial position and results of operations of the Companies and their Subsidiaries as of the dates indicated or for the periods indicated therein.

4.6                               Title to Assets and Properties.  Except as set forth in Section 4.6 of the Disclosure Schedule, the Companies and their Subsidiaries have good and marketable title to, or valid leasehold interests in, their assets and properties sufficient to operate such properties and to conduct their businesses as currently conducted, except for (a) the Permitted Encumbrances (as defined below) and (b) other defects in such titles, or any easements, restrictive covenants or similar encumbrances that have not had and would not reasonably be expected to be materially adverse to the Companies and their Subsidiaries and their respective assets.  For purposes of this Agreement, “Permitted Encumbrances” mean:  (i) encumbrances for assessments, taxes, water, sewer and other similar charges not yet delinquent or that either Company or any of their Subsidiaries is contesting in good faith through appropriate proceedings; provided that adequate reserves have been established with respect thereto; (ii) easements or reservations thereof, rights of way, highway and railroad crossings, sewers, electric and other utility lines, telegraph and telephone lines, zoning, building code and other covenants, conditions and restrictions as to the use of the Real Property that do not affect or interfere in an material way with the use of such Real Property by the Companies and their Subsidiaries; (iii) encumbrances listed on Section 4.6 of the Disclosure Schedule; (iv) liens securing the claims of materialmen, landlords and others provided payment is not yet delinquent; (v) any leases, subleases or licenses listed on Section 4.6 of the Disclosure

Schedule; (vi) all encumbrances relating to liens securing borrowed money to be released at or prior to the Closing, all of which are listed on Section 4.6 of the Disclosure Schedule; (vii) any and all matters and encumbrances (including, without limitation, fee mortgages or ground leases) affecting the leased real property of the Companies or their Subsidiaries, not created or granted by the Companies or their Subsidiaries, but only to the extent that such matters and encumbrances (1) do not materially interfere with the right of the Companies or their Subsidiaries to use any of the leased real property, or (2) are not Known to Seller (it being understood that reasonable investigation for purposes of this clause (vii) will not require GEC or Seller to conduct title searches with respect to such real property); and (viii) any subordination or attornment agreement between either of the Companies or any of their Subsidiaries and the lender for any of the landlords of either of the Companies or any of their Subsidiaries, all of which are listed on Section 4.6 of the Disclosure Schedule.

4.7                               Material Contracts.

(a)                                  Section 4.7(a) of the Disclosure Schedule sets forth a true and complete list of all the Material Contracts of the Companies and the Subsidiaries of the Companies.  As used herein, “Material Contract” means any of the following:

(i)                             each material agreement or arrangement of either Company or any Subsidiary of either Company that was not entered into in the ordinary course of business;

(ii)                          each agreement related to indebtedness for borrowed money, or guaranteeing, or providing security for, any indebtedness of any Person;

(iii)                       each partnership, joint venture or other similar agreement to which a Company or any Subsidiary of either Company is a party or by which any of them is otherwise bound;

(iv)                      each agreement, arrangement, contract or commitment of either Company or any Subsidiary of either Company restricting or otherwise affecting the ability of either Company or any Subsidiary of either Company to compete in any jurisdiction;

(v)                         each employment agreement to which either Company or a Subsidiary of either Company is a party;

(vi)                      each agreement for the sale of a material asset that has not yet been consummated and was not entered into in the ordinary course of business as presently conducted;

(vii)                   all agreements between any of the Companies and their Subsidiaries, on the one hand, and any of GEC, Seller or their respective Affiliates (other than the Companies and their Subsidiaries), on the other hand;

(viii)                all hotel management agreements to which either Company or a Subsidiary of either Company is a party;

(ix)                        all condominium association management agreements to which either Company or a Subsidiary of either Company is a party;

(x)                           all front-desk leases to which either Company or a Subsidiary of either Company is a party; and

(xi)                        each other existing agreement, not otherwise covered by clauses (i) through (x), that (A) requires payments by or to a Company or any Subsidiary of either Company in excess of One Hundred Fifty Thousand Dollars ($150,000.00) during any twelve (12)-month period or (B) is material to the Companies and their Subsidiaries, taken as a whole.

(b)                                 Except as disclosed in Section 4.7(b) of the Disclosure Schedule:

(i)                             none of the Companies or any Subsidiary of either Company party to any Material Contract, nor, to the Knowledge of Seller, any other party thereto, is in breach thereof or default thereunder, or has given notice of breach or default to any other party thereunder, and, to the Knowledge of Seller, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default;

(ii)                          no party to a Material Contract has given notice to the Companies or any Subsidiaries of the Companies of its intent, nor, to the Knowledge of Seller, intends, to terminate any Material Contract or not to renew any Material Contract upon expiration of its term; and

(iii)                       each Material Contract is valid and binding on and in full force and effect with respect to either Company or a Subsidiary of either Company party thereto and, to the Knowledge of Seller, each respective counterparty thereto, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors’ rights.

(c)                                  Seller has made available to Purchaser (i) complete and accurate copies of all Material Contracts and (ii) representative samples of individual agency rental agreements, rental agreements and wholesale agreements of the Companies.

4.8                               Real Property; Leases; Managed Property.

(a)                                  Section 4.8(a) of the Disclosure Schedule sets forth a complete and accurate list of the locations of all real property owned and leased by the Companies or any of their Subsidiaries (collectively with all improvements located thereon and appurtenances thereto, the “Real Property”), including whether such Real Property is owned or leased and the location of, and a brief description of the nature of the activities conducted on, such Real Property.  Except as set forth on Section 4.8(a) of the Disclosure Schedule, one of the Companies or one of their Subsidiaries has good and marketable fee simple title to or a valid leasehold interest in the Real Property, free and clear of all Encumbrances except Permitted Encumbrances.

(b)                                 The Real Property is not subject to any order to be sold nor is it being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment or compensation therefor, nor, to the Knowledge of Seller, has any such condemnation, expropriation or taking been threatened or proposed.

(c)                                  There are no pending or, to the Knowledge of Seller, threatened condemnation proceedings, lawsuits, or administrative actions relating to any of the Real Property which would reasonably be expected to be material to the Companies and their Subsidiaries.

(d)                                 Except as described in Section 4.8(d) of the Disclosure Schedule, none of the Companies nor any of their Subsidiaries has entered into any material contract, agreement or arrangement granting to any person the right of or use or occupancy of any portion of the Real Property.

(e)                                  There are no material latent defects or material adverse physical conditions affecting the Real Property.  All structures and buildings on the Real Property are adequately maintained and are in good operating condition and repair in all material respects for the requirements of the business of the Companies and their Subsidiaries as currently conducted.

(f)                                    Except as set forth on Section 4.8(f)(i) of the Disclosure Schedule, to the Knowledge of Seller, none of the owners of any of the properties listed on Section 4.8(f)(ii) of the Disclosure Schedule (the “Specified Properties “) that are managed or maintained by either Company or any of their Subsidiaries plans or intends to cease or interrupt the operations of any of such properties in any material respect or otherwise close or make unavailable a material portion of any such property for purposes of renovations or otherwise.

4.9                               Intellectual Property; Information Systems.

(a)                                  Section 4.9 of the Disclosure Schedule sets forth a true and complete list of all patents and patent applications, registered trademarks, registered trade names and service marks, domain names, and registered copyrights, together with applications to register the same, owned by one or both of the Companies or a Subsidiary of a Company (“Registered Intellectual Property”), and all other material Intellectual Property (as defined below) owned by one or both of the Companies or a Subsidiary of a Company and used in or necessary for the conduct of their businesses (excluding “clickwrap” or “shrinkwrap” agreements or agreements contained in or pertaining to “off-the-shelf” software, trade secrets or the terms of use or service for any website).  A Company or a Subsidiary of a Company is the exclusive owner of all Registered Intellectual Property and other material Intellectual Property listed on Section 4.9 of the Disclosure Schedule with respect to which the Companies or such Subsidiary is indicated as the owner on Section 4.9 of the Disclosure Schedule.  To Seller’s Knowledge, the Registered

Intellectual Property is valid and enforceable and is not now involved in any opposition or cancellation proceeding and, to the Knowledge of Seller, no such proceeding is or has been threatened in writing with respect thereto.  There are no pending actions against a Company or any Subsidiary of a Company of which a Company or any Subsidiary of a Company has been given written notice that assert that a Company or any Subsidiary of a Company has or may have violated, infringed, misappropriated or diluted the Intellectual Property rights or rights or privacy, rights of publicity, or other rights of others, or challenging or questioning the validity or enforceability of any Registered Intellectual Property or any other material Intellectual Property right of a Company or any Subsidiary.  To the Knowledge of Seller, none of the Companies nor any Subsidiary of a Company has infringed upon, misappropriated, diluted, or unlawfully used any Intellectual Property owned by another Person or violated rights of privacy, rights of publicity, or other rights of others.  Except as set forth in Section 4.9 of the Disclosure Schedule, to the Knowledge of Seller, none of the Companies nor any Subsidiary of a Company has received any written notice alleging any infringement upon or unlawful use of any intellectual property owned or claimed by another Person that remains unresolved on the date hereof.  Except as set forth in Section 4.9 of the Disclosure Schedule, to the Knowledge of Seller, no third party is misappropriating, infringing, or diluting any Intellectual Property rights of a Company or any Subsidiary in a material manner.  No loss or expiration of any of the material Intellectual Property rights is pending or, to the Knowledge of Seller, threatened.  The Companies and their Subsidiaries have taken reasonable steps to protect their rights in the Intellectual Property and to maintain the confidentiality of any trade secret of the Companies or their Subsidiaries.  Except as set forth in Section 4.9 of the Disclosure Schedule, the Intellectual Property owned by or licensed to either Company or their Subsidiaries constitutes all the material Intellectual Property rights necessary for the conduct and support of the business as it is currently conducted.  As used herein, “Intellectual Property” shall mean all Registered Intellectual Property, together with (a) trade names and unregistered trademarks and service marks, (b) unregistered copyrights, (c) inventions, discoveries, technical data, processes, methods, formulae, and other trade secrets, (d) database rights, publicity rights and all other intellectual and industrial property rights, whether protected, created or arising under the laws of the United States or any other jurisdiction, and (e) information technology systems and software excluding “off-the-shelf” software, used in the Companies’ and their Subsidiaries’ operations and that has not been customized or otherwise modified by or for the Companies or such Subsidiaries.

(b)                                 Section 4.9 of the Disclosure Schedule contains a true and complete list of all material agreements and contracts to which any Company or any Subsidiary of any Company is a party under which any Company or any Subsidiary of any Company licenses the Intellectual Property (as a licensor or licensee) (“Intellectual Property Contracts”).  All of the Intellectual Property Contracts are in full force and effect.  Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the breach, termination, or suspension of any of the Intellectual Property Contracts. Except as set forth in Section 4.9 of the Disclosure Schedule, following the Closing Date, Purchaser will be permitted to exercise all of the rights of the Companies and their Subsidiaries under the Intellectual Property Contracts.

4.10                        Litigation; Claims and Proceedings.  Except as set forth in Section 4.10 of the Disclosure Schedule, there are no actions, lawsuits, proceedings or investigations that have been brought by or against any Governmental Authority or any other Person pending or, to the Knowledge of Seller, threatened, against or by either Company or any Subsidiary of a Company or any of their properties, assets or businesses, except those that would not, individually or in the aggregate, reasonably be expected to be material to the Companies and their Subsidiaries, taken as a whole.  There are no existing Governmental Orders naming a Company or any Subsidiary of a Company as an affected party.

4.11                        Environmental Safety and Health Matters.  Except as disclosed in Section 4.11 of the Disclosure Schedule:

(a)                                  “Environmental Law” means any applicable law in effect on the date hereof relating to (i) the pollution, protection, investigation or restoration of the environment or natural resources, or (ii) the handling, use, presence, disposal, treatment, storage, release or threatened release of any material defined as hazardous or toxic in any statute or regulation pertaining to the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Water Pollution Control Act and the Clean Air Act.  “Hazardous Substance” means any substance that is (x) listed, classified or regulated pursuant to any Environmental Law, (y) any petroleum product or by-product and (z) any other substance which is the subject of regulatory action by any Governmental Authority pursuant to any Environmental Law.

(b)                                 Section 4.11 of the Disclosure Schedule lists all material environmental Permits and the identity of the holder of each such Permit held by a Company, a Subsidiary of a Company or Seller or its Affiliates (other than the Companies and their Subsidiaries) for the benefit of either Company or any Subsidiary of a Company or for use in the businesses of the Companies and their Subsidiaries.  The Companies and their Subsidiaries have obtained and are in material compliance with all material Permits that are required under any Environmental Law for the operation of their businesses as currently being conducted.  To Seller’s Knowledge, (i) all such Permits are valid and in full force and effect and (ii) no circumstances exist which could cause any such Permit to be revoked, modified or rendered non-renewable upon payment of the permit fee.

(c)                                  Each of the Companies, their Subsidiaries and the Real Property is in material compliance with all applicable Environmental Laws.  To the Knowledge of Seller, no fact or circumstance exists which would reasonably be expected to involve the Companies or any of their Subsidiaries in any material environmental litigation, or impose any material environmental liability.

(d)                                 Neither the Companies nor any Subsidiary of a Company nor, to the Knowledge of Seller, any other Person has had a material disposal or release of any Hazardous Substances on, under, in, from or about the Real Property.

(e)                                  Neither the Companies nor any Subsidiary of a Company nor, to the Knowledge of Seller, any other Person has disposed or arranged for the disposal of Hazardous Substances on any third-party property that has subjected or, to the

Knowledge of Seller, may subject the Companies or a Subsidiary of a Company to material liability under any Environmental Law.

(f)                                    Neither the Companies nor any Subsidiary of a Company has received any written notice, demand, letter, claim or request for information relating to the Real Property alleging a violation of or liability under any Environmental Law and neither the Companies nor any Subsidiary of a Company is party to any written proceedings, actions, orders, decrees or injunctions alleging material liability under any Environmental Law.

4.12                        Compliance with Law; Licenses and Permits.  Except as disclosed in Section 4.12 of the Disclosure Schedule, since November 20, 2003, the businesses of the Companies and their Subsidiaries have been conducted in compliance in all material respects with all Laws and Governmental Orders applicable to the Companies and their Subsidiaries.  Except as disclosed in Section 4.12 of the Disclosure Schedule, since November 20, 2003, none of the Companies nor any Subsidiary of a Company has received any outstanding or uncured written notice alleging any default or violation of any Law or Governmental Order, nor are there any circumstances Known to Seller that would reasonably be expected to result in any such defaults or violations, except any such defaults or violations which would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.  Except as disclosed in Section 4.12 of the Disclosure Schedule, as of the date hereof, there is no pending change of Law that, to the Knowledge of the Seller, would reasonably be expected to have a Seller Material Adverse Effect.  The Companies and the Subsidiaries of the Companies have all material Permits, whether federal, state or local, relating to the ownership and operation of the Companies and their Subsidiaries as are necessary or required for the conduct of the businesses of the Companies and their Subsidiaries, except where the failure to have such Permits would not reasonably be expected to be material to the Companies and their Subsidiaries, taken as a whole.  As of the date hereof, there has not been any actual, nor to Seller’s Knowledge is there any pending, threat of loss of any Permit held or enjoyed by the Companies or a Subsidiary of the Companies which loss was or would reasonably be expected to be material to the Companies and their Subsidiaries, taken as a whole.

4.13                        Employee Matters and Benefit Plans.

(a)                                  Section 4.13(a) of the Disclosure Schedule identifies (i) each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, stock purchase, profit-sharing, retirement, supplemental retirement, or other similar employee benefit plan, program, arrangement or practice, (ii) each health, life or disability insurance, vacation, retiree medical or life insurance, severance, termination pay or similar plan, program, arrangement or practice, and (iii) each other agreement or fringe benefit plan, in each case, whether written or unwritten, that is maintained, sponsored, contributed to or required to be contributed to by a Company, Seller, GEC or a Subsidiary of a Company and which covers any current or former employee, officer, director or consultant of a Company or a Subsidiary of a Company, or with respect to which a Company or a Subsidiary of a Company could reasonably be expected to have any liability (contingent or otherwise), including all “employee benefit plans” as defined by Section 3(3) of ERISA (collectively, the “Plans”); provided, however, that there shall be no obligation to identify on Section 4.13(a) of the Disclosure Schedule any Plan that is not material.  For each Plan, correct and complete copies of the plan documents and summary plan descriptions, the two most recent Form 5500 annual reports, the two most recent actuarial reports, if applicable, all related trust agreements, insurance contracts and funding agreements that implement each such Plan, and the most recent determination letter or opinion letter issued by the Internal Revenue Service (“IRS”), if any, have been made available to Purchaser.

(b)                                 Neither of the Companies nor any Subsidiary of a Company has any commitment, whether formal or informal, (i) to create any new Plan; (ii) to modify or change any Plan; or (iii) to maintain for any period of time any Plan, except as described in Section 4.13(b) of the Disclosure Schedule.

(c)                                  Except as disclosed in Section 4.13(c) of the Disclosure Schedule, (i) neither Company nor any Subsidiary of a Company, or, to the Knowledge of Seller, any Plan or any trustee, third party administrator, fiduciary or sponsor of any Plan, has engaged in any prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory exemption under Section 408 of ERISA or Section 4975 of the Code for which a Company or a Subsidiary of a Company has incurred or could incur any material liability; (ii) all material filings, reports and descriptions as to such Plans (including Form 5500 annual reports, summary plan descriptions, and summary annual reports) required, since January 1, 2005, to have been made or distributed to participants, the IRS, the United States Department of Labor and other governmental agencies have been made in a timely manner; (iii) there is no material litigation, disputed claim, governmental proceeding or investigation pending or, to the Knowledge of Seller, threatened with respect to any Plan, any related trust, or any fiduciary, trustee, administrator or sponsor of any Plan; and (iv) the Plans have been established, maintained and administered in all material respects in accordance with their governing documents and all applicable laws, including ERISA and the Code.  Each Plan that is intended to qualify under Section 401 of the Code has received a favorable determination or opinion letter from the IRS and, to the Knowledge of Seller, nothing has occurred with respect to the operation of any such Plan that would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.  All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Plans to any funds or trusts established thereunder or in connection therewith have been timely made, other than a failure to make contributions that is not material.

(d)                                 Except as disclosed in Section 4.13(d) of the Disclosure Schedule, none of the Plans that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.  The Companies and any Subsidiaries of the Companies have complied in all material respects with the provisions of Part 6 of Title I of ERISA, Sections 4980B, 9801, 9802, 9811 and 9812 of the Code, and the Health Insurance Portability and Accountability Act (including regulations thereunder).

(e)                                  Except as disclosed in Section 4.13(e) of the Disclosure Schedule, none of the Companies, any Subsidiary of a Company nor any entity required to be aggregated with the Companies or any Subsidiary of a Company under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) has in the last six (6) years sponsored, participated in, contributed to or incurred any material liability (contingent or otherwise) with respect to either a plan subject to Title IV of ERISA, or a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA (“Multiemployer Plan”), and none of the Companies, any Subsidiary of a Company nor any ERISA Affiliate has in the last six (6) years withdrawn in a partial or complete withdrawal from a Multiemployer Plan and incurred any material liability as a result of any such partial or complete withdrawal by the Companies, any Subsidiary of a Company or any ERISA Affiliate from a Multiemployer Plan as described under Sections 4201, 4203, or 4205 of ERISA.  None of the Companies nor any Subsidiary of a Company has incurred any outstanding material liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA.  None of the Companies, any Subsidiary of a Company nor any ERISA Affiliate has engaged in any transaction described in Section 4069 of ERISA.  All contributions required to have been made under any Multiemployer Plan to any funds or trusts established thereunder or in connection therewith have been timely made.

(f)                                    Except as set forth in Section 4.13(f) of the Disclosure Schedule, there will be no payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under any Plan or any other agreement or arrangement to which a Company is a party, and no employee, officer, director or consultant of a Company or any Subsidiary of the Companies will become entitled to severance, termination allowance or similar payments, solely by reason of entering into or in connection with the transactions contemplated by this Agreement (whether alone or in combination with any other event).  No payment or benefit that will or may be made in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events) by a Company, a Subsidiary of the Companies, Seller or any of its Affiliates with respect to any employee, officer, director or consultant of a Company or any Subsidiary of the Companies will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(g)                                 Each Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in good faith compliance with Sections 409A(a)(2), (3), and (4) of the Code.

4.14                        Taxes.

(a)                                  Each Company and each Subsidiary has timely filed all Tax Returns that it was required to file and such Tax Returns are true, correct, and complete in all material respects.  All Taxes due or payable by or with respect to the Companies and their Subsidiaries have been or will be timely paid.  There is an adequate accrual on the Financial Statements in accordance with GAAP for all Taxes (other than income Taxes and payroll Taxes) of the Companies and their Subsidiaries that were not yet due or payable as of the date of the Financial Statements.  Seller has made available to Purchaser true and correct copies of all (i) federal and state income Tax Returns of the Companies and their Subsidiaries that are prepared on a consolidated basis or combined basis on a pro forma basis and only covering the operations of the Companies and their Subsidiaries and relating to all periods since November 20, 2003, (ii) federal, state and local income Tax Returns filed by or with respect to the Companies and their Subsidiaries on a stand-alone basis for all periods since November 20, 2003, and (iii) all other material Tax Returns filed by either or both of the Companies and/or any of their Subsidiaries.  There are no pending audits or administrative or judicial proceedings relating to Taxes of a Company or any Subsidiary of a Company.  There are no existing penalty, interest or deficiency assessments relating to U.S. federal Taxes of a Company or any Subsidiary of a Company, and the Seller has not received any notice of such assessments relating to foreign, state, or local Taxes of any Company or any Subsidiary and to the Knowledge of Seller, there are no such assessments.  None of Seller, the Companies or any of their Subsidiaries has received written notice from any Taxing Authority that it intends to commence such an audit or proceeding.

(b)                                 None of the Companies or any of their Subsidiaries is a party to any Tax allocation, sharing, indemnity or similar agreement or arrangement pursuant to which any of them will have any obligation to make any payments after the Closing.

(c)                                  None of the Companies or any of their Subsidiaries is a “foreign person” for purposes of Section 1445 of the Code, except as set forth in Section 4.14 of the Disclosure Schedule.

(d)                                 None of the Companies or any of their Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e)                                  Except with respect to any Affiliated Group of which Seller, its parent or a Company is the common parent, neither Company nor their Subsidiaries (i) has been a member of an Affiliated Group or (ii) has liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(f)                                    Each Affiliated Group has timely filed all material Tax Returns that it was required to file for each taxable period during which a Company was a member of that Affiliated Group, all such Tax Returns are true, complete and accurate in all material respects, and each Affiliated Group has paid all material Taxes due and payable with respect to each member of the Affiliated Group.  With respect to Taxes and Tax Returns of the Company and its Subsidiaries, the foregoing representation is true, accurate, and complete without regard to any materiality qualifiers.

(g)                                 Each of the Companies and their Subsidiaries has withheld and paid to each appropriate Taxing Authority all Taxes required to have been withheld and paid to such authorities in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder, member or other third party, except as set forth on Section 4.14 of the Disclosure Schedule.

(h)                                 None of the Companies nor any of their Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i)                                     None of the Companies nor any of their Subsidiaries has participated in any “reportable transaction” as defined in Treas. Reg. § 1.6011-4(b).

(j)                                     None of the Companies nor any of their Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction disposition made on or prior to the Closing Date or prepaid amount received on or prior to the Closing Date.  None of the Companies nor any of their Subsidiaries nor any other Person on any of their behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Companies or their Subsidiaries.

(k)                                  Each Company and each of its Subsidiaries is member of the “Selling Consolidated Group” (within the meaning of Section 338(h)(10)(B) and Treas. Reg. § 1.338(h)(10)-1(b)(2)) that includes the Seller.

(l)                                     ResortQuest Hawaii, LLC is, and has at all times since its conversion from a C corporation in 2002 been, properly treated for federal, state, and local income tax purposes as an entity that is disregarded as separate from its owner pursuant to Treas. Reg. § 301.7701-3.

(m)                               The transactions contemplated by this Agreement are not subject to the tax withholding provisions of the Code or the tax withholding provisions of Hawaii state law.  To the Knowledge of Seller, the transactions contemplated by this Agreement are not subject to the withholding provisions of any other state, local or foreign law.

4.15                        Absence of Undisclosed Liabilities; Capital Commitments.  Except as disclosed in Section 4.15 of the Disclosure Schedule, and except for liabilities or obligations (i) that are reflected in, accrued, reserved against or otherwise described in the Reference Balance Sheet, (ii) that were incurred after the date of the Reference Balance Sheet in the ordinary course of business and consistent with past practices, (iii) arising pursuant to the terms of contracts or agreements of any Company or a Subsidiary of any Company entered into in the ordinary course of business consistent with past practices that are not required to be reflected as liabilities on a balance sheet, or disclosed in the notes thereto, prepared in accordance with GAAP, or (iv) that are being paid or satisfied by Seller or its Affiliates at Closing in accordance with the terms hereof, none of the Companies or any of their Subsidiaries has any material liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable.

4.16                        Absence of Certain Changes.  Except as disclosed in Section 4.16 of the Disclosure Schedule, since the date of the Reference Balance Sheet, (a) neither Company nor any Subsidiary of a Company has (i) split, combined or reclassified its capital stock, (ii) materially changed its accounting principles, practices or methods, except as required by GAAP or applicable Law, (iii) declared or paid any dividend or other distribution of cash or other assets or made any payments to Seller or its Affiliates (in each case, on a net basis), except for participation in Seller’s and/or its Affiliates’ cash management program pursuant to which cash collected by a Company is swept by Seller and/or its Affiliates, which shall continue until Closing, or (iv) suffered any change constituting a Seller Material Adverse Effect and (b) the business of the Companies and their Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice.

4.17                        Labor Matters.  Except as disclosed in Section 4.17 of the Disclosure Schedule, neither of the Companies nor any Subsidiary of a Company is a party to any collective bargaining agreement or other labor union contract.  There is no labor strike, slowdown or stoppage in progress or, to the Knowledge of Seller, threatened, against or involving either Company or any Subsidiary of a Company.  Since November 20, 2003, neither Company nor any Subsidiary of a Company has experienced any labor strike, slowdown or stoppage.  Seller has no Knowledge of any material activities or proceedings of any labor union to organize any employees of a Company or any Subsidiary of a Company.  Except as set forth in Section 4.17 of the Disclosure Schedule, since January 1, 2006, there has been no request for collective bargaining or for a representation election from any employee, union or the National Labor Relations Board.  All individuals who are performing consulting or other services for a Company or any Subsidiary of a Company are or were correctly classified as either “independent contractors” or “employees,” as the case may be, and, immediately prior to the Closing, will qualify for such classification with immaterial exceptions.  Seller is not aware that any officer or key employee, or that any group of key employees, currently intends to terminate his or her employment with a Company or any Subsidiary of a Company, nor does a Company or any Subsidiary of a Company have a present intention to terminate the employment of any of the foregoing.  Section 4.17 of the Disclosure Schedule sets forth all employment, consulting or other material agreements, written or oral, between a Company or any Subsidiary of a Company and any employee, officer, director or consultant and identifies each such employee or consultant whose employment or services may not be terminated on less than three months’ notice without compensation.  Each Company and each Subsidiary of a Company is in compliance in all material respects with all applicable Laws respecting employment, termination of employment, employment practices, terms and conditions of employment and wages and hours.  There are no pending, or to the Knowledge of Seller, threatened, material claims or actions against a Company or any Subsidiary of a Company under any workers’ compensation policy or long-term disability policy.

4.18                        Finder’s Fee.  Except for fees payable to Citigroup Global Markets Inc., which fees are payable by GEC or Seller, neither GEC, Seller, the Companies nor any Subsidiary of the Companies has incurred any liability to any party for any brokerage or finder’s fee or agent’s commission, or the like, in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of Seller or either Company.

4.19                        Insurance.  Section 4.19 of the Disclosure Schedule contains a true and complete list of all policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by the Companies or their Subsidiaries as of the date hereof.  Seller has heretofore provided Purchaser with a summary of the coverage and terms of each such policy.  All such policies are in full force and effect, no notice of default or termination has been received in respect thereof, and all premiums due thereupon have been paid.  Seller has made available to Purchaser (a) true and complete copies or binders of all such insurance policies and (b) a list of all claims paid under the insurance policies of the Companies and their Subsidiaries since January 1, 2005 and all claims pending as of the date hereof.

4.20                        Accounts Receivable.  The accounts receivable reflected on the Reference Balance Sheet or the accounting records of the Companies and their Subsidiaries as of the Closing represent or will represent valid obligations for monies due for goods sold and delivered or services actually performed by the Companies or their Subsidiaries in the ordinary course of business.  There is no material contest, claim, defense or right of set off relating to the amount or validity of any such accounts receivable.

4.21                        Related Party Transactions.  Except as set forth in Section 4.21 of the Disclosure Schedule, (a) neither GEC, Seller nor any of their Affiliates, nor any officer or director of GEC, Seller or their Affiliates, nor any officer or director of a Company or the Subsidiaries of a Company (any such person, a “Related Person”), is involved, either directly or indirectly, in any material business arrangement or relationship with (i) the Companies or their Subsidiaries (except in connection with their service as an officer or director, as applicable), (ii) any Person that purchases from or sells, licenses or furnishes to the Companies or any of their Subsidiaries any material amount of goods, property, technology, intellectual or other property rights or (iii) any contract or agreement to which either Company or any of their Subsidiaries is a party or by which it may be bound or affected, and (b) no Related Person owns any material property or right, tangible or intangible, used by the Companies or their Subsidiaries in the conduct of their business.

4.22                        Books and Records.  The Companies and their Subsidiaries have made and kept (and given Purchaser access to) their true, correct and complete books and records and accounts, which accurately and fairly reflect, in reasonable detail, the activities of the Companies and their Subsidiaries in all material respects.

4.23                        Hawaiian Operations.  Except as set forth in Section 4.23 of the Disclosure Schedule, the Companies and their Subsidiaries own or lease all assets used in the conduct of the Hawaiian operations of Seller, GEC and their respective Subsidiaries.

4.24                        Payment Card Industry Data Security Standard.  Neither Company nor any of their Subsidiaries has received notice from any credit card company or credit card processor that (a) either Company or any Subsidiary is not in compliance with the applicable guidelines and standards established by the Payment Card Industry Data Security Standards (“PCI DSS”) or

(b) such credit card company or credit card processor intends to assess a fine with respect to, or terminate, the credit card processing operations of either Company or any Subsidiary.

4.25                        Amendment to Waimea Plantation Cottages Management Agreement.  ResortQuest Hawaii, LLC has entered into a Third Amendment to Waimea Plantation Cottages Management Agreement with Waimea Plantation Cottages, LLC in the form attached hereto as Exhibit D, and has agreed to contribute the sum of $125,000 to Waimea Plantation Cottages, LLC for purposes of property improvements pursuant to the terms of such agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF INTERVAL AND PURCHASER

Interval and Purchaser, jointly and severally, represent and warrant to Seller as follows:

5.1                               Corporate Status.  Each of Interval and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power under the laws of its jurisdiction of incorporation and authority to own, operate or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except where the failure to have such power and authority or to be so qualified, licensed or authorized would not reasonably be expected to have a Purchaser Material Adverse Effect.

5.2                               Authority.  Each of Interval and Purchaser has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by each of Interval and Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by each of Interval and Purchaser, and no other corporate proceedings are necessary to authorize this Agreement or any of the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby.  This Agreement and the Ancillary Agreements to which it is a party that have been executed as of the date hereof have been, and the Ancillary Agreements to which Purchaser will be a party that will be executed at Closing will be, duly executed and delivered by each of Interval and Purchaser, and (assuming due authorization and delivery by GEC and Seller) this Agreement and the Ancillary Agreements to which each of Interval and Purchaser is a party that have been executed as of the date hereof constitute, and the Ancillary Agreements to which Purchaser will be a party that will be executed at Closing will constitute, the legal, valid and binding obligations of each of Interval and Purchaser, enforceable against each of them in accordance with their terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors’ rights.

5.3                               No Conflict.  Except for the notification requirements of the HSR Act, neither the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by each of Interval and Purchaser nor the consummation by each of Interval and

Purchaser of the transactions contemplated hereby and thereby will (a) violate, conflict with or result in the breach of any term or provision of the certificate of incorporation or bylaws of either Interval or Purchaser, (b) conflict with or violate, in any material respect, any Law applicable to either Interval or Purchaser or any of its assets, properties or business, or (c) conflict with or violate, result in the breach of any term or provision of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, consent, suspension, revocation or cancellation of, or result in the creation of any Encumbrances on any of the assets or properties of either Interval or Purchaser pursuant to, any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which either Interval or Purchaser is a party or by which its properties or assets may be bound, except, in the case of clauses (b) and (c) only, for such conflicts, violations, breaches, defaults, rights of termination, amendment, acceleration, consent, suspension, revocation or cancellation or creation of any Encumbrance that would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

5.4                               Compliance with Law.  Each of Interval and Purchaser has complied in all material respects with all applicable Laws or Governmental Orders that would affect its ability to perform its respective obligations under this Agreement or the Ancillary Agreements to which it is a party.  There is no Action pending or, to the Knowledge of Interval and Purchaser, threatened against either Interval or Purchaser affecting its ability to perform its obligations hereunder and thereunder.

5.5                               Consents.  Except for the requirements of the HSR Act, no action, approval, consent or authorization by either Interval or Purchaser, including, but not limited to, any action, approval, consent or authorization by, or any other order of, filing with or notification to any Governmental Authority, is or will be necessary to make this Agreement, the Ancillary Agreements or any of the agreements or instruments to be executed, performed and delivered by either Interval or Purchaser pursuant hereto a legal, valid and binding obligation of either Interval or Purchaser, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors’ rights, or to consummate the transactions contemplated hereunder, except where the failure to obtain such actions, approvals, consents or authorizations or orders of, or the failure to make such filings or notifications, would not have a Purchaser Material Adverse Effect.

5.6                               Sufficient Funds.  As of the date hereof, Purchaser has, and as of the Closing Purchaser will have, sufficient funds available (through existing credit arrangements or otherwise) to enable it to consummate the transactions contemplated by this Agreement.

5.7                               Finder’s Fee.  Neither Interval nor Purchaser has not entered into nor will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person that will result in the obligation of GEC, Seller, the Companies, their Subsidiaries or any of their respective stockholders, option holders, directors, officers or other Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

5.8                               No Reliance.  Each of Interval and Purchaser acknowledges that, except as set forth in this Agreement or the Disclosure Schedule, Purchaser is not relying on any representation or warranty regarding the Companies or their Subsidiaries or their respective assets, properties and businesses.  Without limiting the generality of the foregoing, neither GEC, Seller, the Companies nor any other Person has made a representation or warranty to Interval or Purchaser with respect to (a) any projections, estimates or budgets for the Companies’ or their Subsidiaries’ businesses, (b) any material, documents or information relating to either of the Companies or any Subsidiary of a Company made available to each of Interval and Purchaser or their counsel, accountants or advisors in Seller’s data room or otherwise, except as expressly covered by a representation or warranty set forth in Article 4, or (c) the information contained in Seller’s Confidential Information Memorandum dated October 2006.

5.9                               Investment Intent.  Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits associated with the acquisition of the Shares and is acquiring the Shares for its own account for investment, with no present intention of making a public distribution thereof.  Purchaser shall not offer to sell, sell or otherwise dispose of the Shares in violation of the Securities Act of 1933, as amended, or any state securities laws.

5.10                        Litigation, Claims and Proceedings.  There are no claims or actions that have been brought by or against any Governmental Authority or any other Person pending or, to the Knowledge of Interval and Purchaser, threatened against or by either Interval or Purchaser or any of its Subsidiaries or assets that would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.  To the Knowledge of Interval and Purchaser, there are no existing Governmental Orders naming Interval, Purchaser or any of their respective Subsidiaries as an affected party that, individually or in the aggregate, have had or would reasonably be expected to have a Purchaser Material Adverse Effect.  There are no outstanding judgments against Interval, Purchaser or any of their respective Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a Purchaser Material Adverse Effect.

ARTICLE 6
COVENANTS

6.1                               Interim Operations of the Companies.  Seller covenants and agrees that, after the date hereof and prior to the Closing Date or earlier termination of this Agreement pursuant to its terms (unless Purchaser shall otherwise approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed, or unless as otherwise contemplated by this Agreement or disclosed in Section 6.1 of the Disclosure Schedule):

(a)                                  the businesses of the Companies and their Subsidiaries shall be conducted in all material respects in the ordinary course of business consistent with past practice;

(b)                                 the Companies and their Subsidiaries shall not (i) amend their articles of incorporation, bylaws, limited liability company agreements or similar organizing documents; (ii) split, combine, subdivide or reclassify their outstanding shares of capital stock or other equity interests; or (iii) repurchase, redeem or otherwise acquire, or make any dividends or distributions on account of, any shares of their capital stock, equity interests or any securities convertible into their capital stock or equity interests (it being understood that this provision shall not prohibit (a) dividends of cash from the Companies’ Subsidiaries or any other entities in which the Companies or their Subsidiaries have invested, or (b) any inter-company cash management or other payments made by the Companies and their Subsidiaries to GEC or its Affiliates in the ordinary course of business);

(c)                                  except as required by applicable Law, the Companies and their Subsidiaries shall not: (i) enter into, renew, adopt or amend (except for renewals on substantially identical terms) any employee welfare, pension, retirement, profit-sharing or similar plan, program, agreement, policy or arrangement (including those containing severance or change in control provisions); (ii) enter into, modify, adopt or amend (except for renewals on substantially identical terms) any employee benefit plan; (iii) enter into, modify or amend any employment or consulting agreement (except for renewals on substantially identical terms) with, or grant or announce any increase in the salaries, bonuses, retention or success pay or other benefits payable by the Companies or any of their Subsidiaries to any of their officers, directors, consultants or employees, other than as required by Law and except for merit or other increases in compensation or benefits in the ordinary course of business, consistent with past practice, but in any event, not in excess of 3% in the aggregate for any Person, pursuant to any plans, programs or agreements existing on the date hereof; or (iv) hire any employee outside of the scope of the budget of the Companies and their Subsidiaries previously provided to Purchaser (excluding any person hired as a replacement for an employee who has left the employ of the Companies or their Subsidiaries);

(d)                                 the Companies and their Subsidiaries shall not (i) incur or assume any long-term or short-term debt, issue any debt securities or incur any indebtedness for borrowed or purchase money or letters of credit, except for borrowings from GEC, Seller or its Affiliates in the ordinary course of business consistent with past practice (through participation in GEC’s, Seller’s and their Affiliates’ cash management program); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person except as set forth in Section 6.1 of the Disclosure Schedule; (iii) make any material loans, advances or capital contributions to, or investments in, any other Person, whether by purchase of stock or securities, contributions to capital, property transfer or otherwise; (iv) mortgage, pledge or otherwise encumber any of their assets, create any Encumbrance of any kind with respect to any such asset other than Permitted Encumbrances, or sell, transfer or otherwise dispose of any of their assets except in the ordinary course of business consistent with past practice; (v) authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $125,000 or capital expenditures in excess of $700,000 for the Companies and their Subsidiaries taken as a whole; or (vi) make any prepayments with respect to, or advance any funds under, any agreement or arrangement to which the Companies or their Subsidiaries is a party;

(e)                                  the Companies and their Subsidiaries shall not issue, deliver, sell or encumber shares of any class of their capital stock, equity interests or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, any such shares or interests;

(f)                                    the Companies and their Subsidiaries shall not acquire any business, corporation, partnership, limited liability company, other business organization or any division thereof, whether by merger, consolidation, the purchase of a substantial portion of the assets of such business or otherwise;

(g)                                 the Companies and their Subsidiaries shall not change their accounting policies, practices or methods except as required by GAAP or by the rules and regulations of the United States Securities and Exchange Commission;

(h)                                 the Companies and their Subsidiaries shall not make, change or revoke any Tax election, enter into any closing agreement, settle or compromise any Tax claim or assessment, file any amended Tax Return, change any Tax reporting method policy or procedure or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(i)                                     Seller shall not pledge or otherwise encumber the Shares;

(j)                                     the Companies and their Subsidiaries shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise permit its corporate or limited liability company existence to be suspended, lapsed or revoked;

(k)                                  the Companies and their Subsidiaries shall not (i) enter into any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date hereof or (ii) modify, amend or terminate any Material Contract;

(l)                                     the Companies and their Subsidiaries shall not sell, lease, license, transfer or otherwise dispose of assets of the Companies or their Subsidiaries with a value in excess of $100,000 individually or in the aggregate;

(m)                               the Companies and their Subsidiaries shall not take any action to replace any property management system;

(n)                                 GEC, Seller, the Companies and their Subsidiaries shall not take any action or fail to take any action within their control which would cause any representation or warranty of GEC or Seller in this Agreement to be or become untrue in any material respect; and

(o)                                 the Companies shall not enter into, or permit any of their Subsidiaries to enter into, any commitments or agreements to do any of the foregoing.

In addition, between the date hereof and the Closing: (x) GEC shall complete all reasonably necessary documentation to transfer all right, title and interest in (1) the approximately forty (40) time clocks used by ResortQuest Hawaii, LLC to ResortQuest Hawaii, LLC so as to allow for ResortQuest Hawaii LLC’s use thereof in conjunction with its license of the Kronos time-keeping software following the Closing; and (2) the two (2) check printers and two (2) check sealing machines currently used by ResortQuest Hawaii, LLC for their continued use by ResortQuest Hawaii, LLC following the Closing, and (y) where reasonably requested to do so by Purchaser, GEC shall cooperate with Purchaser to provide it with adequate documentation of professional liability coverage afforded the Companies and their Subsidiaries by GEC and its predecessors on a historical basis, where reasonably available to GEC, so as to allow Purchaser the opportunity to obtain endorsement of the Companies and their Subsidiaries, at the sole cost and expense of Purchaser, for conduct occurring prior to the Closing.

6.2                               Consents.

(a)                                  Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including using all commercially reasonable efforts to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law (other than the HSR Act), and (iii) in no event later than ten (10) business days following the date hereof, file or cause to be filed with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form pursuant to the HSR Act, required for the transactions contemplated hereby; and (iv) as promptly as practicable, comply with any request for additional information and documents pursuant to the HSR Act.  Each of the parties hereto shall inform the others promptly of any communication made by or on behalf of such party to (including permitting the other party to review such communication in advance), or received from, the FTC or the DOJ and shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing, submission or other act that is necessary or advisable under the HSR Act to the extent permitted by applicable Law.  The parties hereto shall keep each other timely apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ to the extent permitted by applicable Law, and shall comply promptly with any such inquiry or request.  No party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat.  Subject to the Mutual Non-Disclosure Agreement, dated as of October 13, 2006, by and between GEC and Interval International, Inc., an Affiliate of Purchaser (the “Confidentiality Agreement”), and to the extent permitted by applicable Law, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(b)                                 The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority (excluding the actions and filings described in clause (a) above) is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Material Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement.  Subject to the terms and conditions of this Agreement and the Confidentiality Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and timely seek to obtain any such actions, consents, approvals or waivers.

6.3                               Publicity.  GEC, Seller and Purchaser agree that the initial press release with respect to the transactions contemplated hereby shall be a joint press release.  Thereafter, subject to their respective legal obligations (including requirements of stock exchanges, national stock markets and other similar regulatory bodies), GEC and Purchaser shall consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange or national stock market with respect thereto.

6.4                               Access to Records and Properties.

(a)                                  From the date hereof until the Closing Date or earlier termination of this Agreement, Seller will, and will cause the Companies and their Subsidiaries to:

(i)                             provide Purchaser and its officers, counsel and other representatives with reasonable access during normal business hours to the operations of the Companies and their Subsidiaries, their principal personnel and representatives, and such books and records pertaining to the Companies and their Subsidiaries as Purchaser may reasonably request, provided that (A) Purchaser agrees that such access will give due regard to minimizing interference with the operations, activities and employees of the Companies and their Subsidiaries, (B) such access and disclosure would not violate the terms of any agreement to which the Companies or any of their Subsidiaries is bound or any applicable Law and (C) all arrangements for access shall be made solely through Seller; and

(ii)                          furnish to Purchaser or its representatives such additional financial and operating data and other information relating to the Companies and their Subsidiaries as may be reasonably requested, to the extent that such access and disclosure would not (A) violate the terms of any agreement to which the Companies or any of their Subsidiaries is bound or any applicable Law, or (B) cause significant competitive harm to the Companies or any of their Subsidiaries or their Affiliates if the transactions contemplated by this Agreement are not consummated.

(b)                                 From the date hereof until the Closing Date, Purchaser agrees that all information so received from Seller, the Companies and their Subsidiaries shall be deemed received pursuant to the Confidentiality Agreement and that each shall, and shall cause its Affiliates and each of its and their representatives to, comply with the provisions of the Confidentiality Agreement with respect to such information, and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth in this Agreement.

6.5                               Further Action.  From and after the Closing Date, each of the parties hereto shall use its reasonable efforts to perform such further acts and execute such documents as may be reasonably required to effect the transactions contemplated hereby.  Each of GEC and Purchaser will comply in all material respects with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.  Each of GEC and Purchaser agrees to use its reasonable efforts to obtain in a timely manner all necessary waivers, consents, approvals and opinions and to effect all necessary registrations and filings, and to use its reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby.

6.6                               Expenses.  Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses, except as expressly provided herein.  Notwithstanding the foregoing, each of Seller and Purchaser shall pay one half of the fees required to be paid under the HSR Act.

6.7                               Notification of Certain Matters.  Each party shall:

(a)                                  give prompt notice to the others of the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence is reasonably expected to cause any of the conditions precedent set forth in Article 7 not to be satisfied; and

(b)                                 promptly furnish the other with copies of notices or other communications received by any party from any Governmental Authority or other third party with respect to this Agreement or the transactions contemplated hereby.

6.8                               Employee Benefit Plans.

(a)                                  Purchaser intends to cause each of the Companies and their Subsidiaries to continue to employ on an at-will basis all employees of the Companies and their Subsidiaries who are so employed immediately prior to the Closing Date (including employees absent from work as of the Closing Date due to short-term or long-term disability, sick leave, workers’ compensation absence or other approved leave who have been active employees within six (6) months prior to the Closing Date) (“Company Covered Employees”).  The Companies, Seller and GEC shall each use their commercially reasonable efforts to assist Purchaser in employing such Company Covered Employees as of the Closing.  For the avoidance of doubt, no provision in this Agreement shall be construed to restrict the ability of the Companies, their Subsidiaries or Purchaser to amend any of the compensation and employee benefit plans and policies maintained by the Companies and/or their Subsidiaries following the Closing.

(b)                                 Except as otherwise provided herein, Seller and/or GEC shall be solely liable for any severance or other termination payments or benefits required to be made or provided to any current or former employee, officer, director or consultant of a Company or a Subsidiary of the Companies (including any Company Covered Employee) (i) as a result of any termination of employment or service that occurs on or prior to the Closing or (ii) otherwise as a result of the transactions contemplated by this Agreement (excluding any such payments required to be made as the result of the termination of such Covered Employee’s employment by Purchaser at or after the Closing).

(c)                                  Except (i) as set forth in Section 6.8(h), and (ii) for any other Plans covered by the Transition Services Agreement, effective as of the Closing, the Companies and their Subsidiaries and each of their present and former employees shall cease participating in Seller’s or its affiliated entities’ Plans (other than any of such Plans sponsored by a Company or a Company Subsidiary).  For purposes of determining eligibility and vesting (but not for benefit accrual) under any Purchaser benefit plan in which a Company Covered Employee participates after the Effective Time, such employee shall be credited with his or her years of service with the Companies or a Subsidiary of the Companies.

(d)                                 As of the Closing Date, Purchaser shall cause to be maintained for the benefit of Company Covered Employees a defined contribution plan intended to be qualified under Section 401(a) of the Code and Purchaser shall, upon the Closing or as soon as practicable thereafter, direct the trustee of GEC’s 401(k) Plan to transfer to the trustee of a defined contribution plan intended to be qualified under Section 401(a) of the Code the aggregate individual account balances of the Company Covered Employees (whether or not vested) who are then employed by Purchaser or the Companies or any of their Subsidiaries.

(e)                                  In the event that (i) GEC makes payments under its Supplemental Salary Deferral (SUDCOMP) plan to Company Covered Employees that may be categorized as income reportable on Form W-2 during 2007 with respect to such Company Covered Employees, or (ii) the Company Covered Employees exercise options to acquire common stock of GEC that results in income reportable on Form W-2 during 2007 with respect to such Company Covered Employees, the parties will cooperate with respect to reporting such amounts as required by applicable Law on Forms W-2 prepared by GEC or Purchaser, as the case may be.  Notwithstanding anything in this Agreement to the contrary, GEC shall be and remain responsible for the payment of all Taxes and expenses, and shall be entitled to all Tax benefits, with respect to such Supplemental Salary Deferral (SUDCOMP) Plan and the exercise of such stock options.

(f)                                    GEC shall remain solely responsible for satisfying the continuation coverage requirements for group health plans under the Consolidated Omnibus Reconciliation Act of 1985 and Sections 601 through 608 of ERISA (collectively, “COBRA”) for all former employees (and their respective beneficiaries and dependents) of the Companies and any Subsidiary thereof who are receiving COBRA continuation coverage as of the Closing Date and for all former employees and Company Covered Employees (and their respective beneficiaries and dependents) who are entitled to elect such coverage on account of a qualifying event occurring on or before the Closing Date, in each case, to the extent such right to such continuation coverage arose or arises under a

Plan sponsored by Seller and/or GEC (i.e., other than any Plan sponsored by any Company or any Subsidiary of any Company).  The Companies (or any Subsidiary of any Company, as applicable) shall be solely responsible for satisfying the continuation coverage requirements for group health plans under COBRA for all former employees (and their respective beneficiaries and dependents) of the Companies and any Subsidiary thereof who are receiving COBRA continuation coverage as of the Closing Date and for all former employees and Company Covered Employees (and their respective beneficiaries and dependents) who are entitled to elect such coverage on account of a qualifying event occurring on or before the Closing Date, in each case, to the extent such right to such continuation coverage arose or arises under a Plan sponsored by a Company or any Subsidiary of any Company.

(g)                                 GEC shall provide Purchaser with correctly completed I-9 forms (the “I-9 Forms”) and attachments with respect to all Company Covered Employees (excluding any Company Covered Employees whose employment commenced prior to the time at which I-9 Forms were required to be entered into under applicable Law).

(h)                                 Simultaneously with the consummation of the transactions contemplated hereby, GEC and Seller agree to distribute the vested account balances of the Company Covered Employees under the GEC Supplemental Salary Deferral (SUDCOMP) Plan to such individuals in accordance with the provisions of the GEC Supplemental Salary Deferral (SUDCOMP) Plan.

(i)                                     Within two (2) business days before the Closing, GEC shall provide to Purchaser a list of all active employees and employees out on leave of the Companies and their Subsidiaries, which list will include the employee name, date last worked and, where applicable, expected date for return to work status.  Such list shall be dated within one week of the delivery of such list as provided in the foregoing sentence.

6.9                               Intercompany Indebtedness.  Immediately prior to the Closing, Seller shall contribute to the Companies, as a capital contribution in respect of the Shares of the relevant Company, all indebtedness owed by such Company or any of its Subsidiaries to GEC, Seller or any of their Affiliates that has not been repaid by such Company or its Subsidiary prior to the Closing, if any.  In addition, immediately prior to the Closing, any indebtedness owed by Seller or its Affiliates (other than the Companies or any of their Subsidiaries) to the Companies or any of their Subsidiaries that has not been repaid by the Seller or its Affiliates prior to the Closing, shall be satisfied.

6.10                        Debt and Guaranties.  At the Closing, GEC shall pay or make provision for the release of guaranties of the Companies and their Subsidiaries related to the contracts, agreements and obligations of GEC, Seller and any of their respective Affiliates (other than the Companies and their Subsidiaries).  Section 6.10 of the Disclosure Schedule sets forth all such guaranties.

6.11                        Supplements to Disclosure Schedule.  If GEC or Seller becomes aware of, or there occurs after the date of this Agreement and prior to the Closing, any fact or condition that constitutes a Seller Material Adverse Effect or a material breach of any representation or warranty made by Seller in Article 4 (without giving effect, for purposes of this Section 6.11, to any qualifications as to materiality or “Material Adverse Effect” or any similar qualification contained in such representations or warranties), or if any fact or condition, either currently existing or hereafter occurring, otherwise requires any change in the Disclosure Schedule delivered to Purchaser at the time of execution of this Agreement, Seller will promptly disclose such fact or condition to Purchaser and deliver to Purchaser a supplement to the Disclosure Schedule (each, a “Disclosure Schedule Supplement”) specifying any needed change.  In addition, if prior to the Closing, Purchaser becomes aware of any fact or condition that constitutes a breach of any representation or warranty of Seller, Purchaser will promptly disclose such fact or condition to Seller.  Any Disclosure Schedule Supplement shall not be deemed to amend the Disclosure Schedule for purposes of determining whether the conditions set forth in Section 7.2 or Article 10 have been satisfied and shall not be deemed to cure any breach of any representation or warranty or to limit the rights and remedies of Purchaser under this Agreement for any breach of such representations and warranties.

6.12                        Guaranties by GEC and Interval.

(a)                                  Subject to the terms and conditions of this Agreement, GEC will cause Seller to perform all of its obligations under this Agreement.  Subject to the terms and conditions hereof, GEC waives (i) any and all defenses specifically available to a guarantor (other than any defenses otherwise available to Seller), and (ii) any notices, including, without limitation, any notice of any amendment of this Agreement or waiver or other similar action granted pursuant to this Agreement.

(b)                                 Subject to the terms and conditions of this Agreement, Interval will cause Purchaser to perform all of its obligations under this Agreement.  Subject to the terms and conditions hereof, Interval waives (i) any and all defenses specifically available to a guarantor (other than any defenses otherwise available to Purchaser), and (ii) any notices, including, without limitation, any notice of any amendment of this Agreement or waiver or other similar action granted pursuant to this Agreement.

6.13                        Retention and Access to Books and Records.  As soon as practicable after the Closing, GEC or Seller shall provide to Purchaser copies of any books and records primarily related to the operations of the Companies or their Subsidiaries, and access to other information related to the operations of the Companies or their Subsidiaries reasonably requested by Purchaser, including, without limitation, the books and records with respect to any properties managed by a Company or any Subsidiary of either Company, in the possession of GEC or Seller or their Affiliates to the extent that the Companies or their Subsidiaries do not already possess copies of such books and records.  After the Closing Date, Purchaser shall cause the Companies and their Subsidiaries to retain for a period consistent with Purchaser’s record retention policies and practices all books and records of the Companies and their Subsidiaries.  Following the Closing, Purchaser shall provide GEC or Seller and its representatives, at GEC’s or Seller’s sole cost and expense, reasonable access thereto, during normal business hours and on prior written notice as reasonably necessary in connection with any Tax, audit, governmental or similar inquiry, the preparation of financial statements relating to GEC or Seller, the preparation of any filings required to be made by GEC or Seller with the Securities and Exchange Commission or to pursue or defend any suit, claim, action, proceeding or investigation reasonably related to claims arising or accruing prior to the Closing.  Any access to the books and records of the Companies and their Subsidiaries following the Closing pursuant to this Section 6.13 shall be upon the condition that any such access not materially interfere with the business operations of the Companies and their Subsidiaries, provided that such access shall not be unreasonably denied.

6.14                        Non-Competition; Non-Solicit and Confidentiality.

(a)                                  (i)                                     For a period of five years from and after the Closing Date, GEC shall not, and shall cause its Affiliates not to, without the prior written consent of Purchaser (which may be withheld in its sole discretion), directly or indirectly engage in the business of providing hotel management or vacation condominium, hotel condominium, timeshare or rental property management services anywhere in the State of Hawaii, whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 5% of the outstanding capital stock of a publicly traded corporation), guarantor, consultant, advisor, agent, sales representative or other participant.  Notwithstanding the foregoing, nothing in this clause (i) shall (A) restrict the activities of any third party acquirer of GEC (a “Third Party Acquirer”), provided that in no event shall a Third Party Acquirer be permitted to provide hotel or condominium resort management services with respect to the Specified Properties; or (B) prohibit GEC or any of its Affiliates from providing hotel management services to hotels whose primary business is in hosting conventions, meetings and/or large business groups, provided that in no event shall GEC or any of its Affiliates be permitted to provide hotel management services with respect to the Specified Properties.  It is acknowledged and agreed that RHAC Holdings, LLC and Waipouli Holdings, LLC will not be considered to be Affiliates of GEC or Seller for purposes of this Section 6.14.

(ii)                                  For a period of five years from and after the Closing Date, Seller and its Subsidiaries shall not, and Seller shall cause its Affiliates who are or propose to be engaged in the business of providing hotel management or vacation condominium, hotel condominium, timeshare or rental property management services, not to, without the prior written consent of Purchaser (which may be withheld in its sole discretion), directly or indirectly engage in the business of providing hotel or condominium resort management services with respect to the Specified Properties, whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 5% of the outstanding capital stock of a publicly traded corporation), guarantor, consultant, advisor, agent, sales representative or other participant.

(b)                                 For a period of five years from and after the Closing Date, (i) GEC shall not, and shall cause its Affiliates not to, and (ii) Seller and its Subsidiaries shall not, and Seller shall cause its Affiliates who are or propose to be engaged the business of providing hotel management or vacation condominium, hotel condominium, timeshare or rental property management services, not to, without the prior written consent of Purchaser, which may be withheld in its sole discretion:

(i)                                     directly or indirectly solicit or recruit any employee of either Company or any of their Subsidiaries, or encourage or aid any employees of the Companies or any of their Subsidiaries as of the Closing Date to terminate their employment with either Company or any of their Subsidiaries, in each case, for the purpose of being employed by GEC or Seller or by any business, individual, partnership, firm, corporation or other entity on whose behalf GEC or Seller is acting as an agent, representative or employee, or convey any confidential information or trade secrets about other employees of either Company or any of their Subsidiaries relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of either Company and their Subsidiaries to any other Person except within the scope of GEC’s or Seller’s duties to either Company; provided, however, that a general solicitation of the public for employment shall not constitute a solicitation, encouragement or aid hereunder so long as the general solicitation is not designed to target, or does not have the effect of targeting, any employee of either Company or any of their Subsidiaries; or

(ii)                                  solicit, induce or persuade any supplier of either Company or any of their Subsidiaries to terminate or otherwise limit its business relationship with either Company or any of their Subsidiaries.

(c)                                  For a period of five years from and after the Closing Date, Interval and Purchaser shall not, and shall cause their Subsidiaries not to, without the prior written consent of Seller (which may be withheld in its sole discretion), directly or indirectly engage in the business of providing management services with respect to the properties listed on Schedule 6.14(c), whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 5% of the outstanding capital stock of a publicly traded corporation), guarantor, consultant, advisor, agent, sales representative or other participant.

(d)                                 For a period of five years from and after the Closing Date, Interval and Purchaser shall not, and shall cause their Subsidiaries, not to, without the prior written consent of Seller, which may be withheld in its sole discretion:

(i)                                     directly or indirectly solicit or recruit any employee of Seller or any of its Subsidiaries, or encourage or aid any employees of the Seller or any of its Subsidiaries as of the Closing Date to terminate their employment with Seller or any of its Subsidiaries, in each case, for the purpose of being employed by Purchaser or any Company or by any business, individual, partnership, firm, corporation or other entity on whose behalf Purchaser or any Company is acting as an agent, representative or employee, or convey any confidential information or trade secrets about other employees of Seller or any of its Subsidiaries relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of Seller and its Subsidiaries to any other Person; provided, however, that a general solicitation of the public for employment shall not constitute a solicitation, encouragement or aid hereunder so long as the general solicitation is not designed to target, or does not have the effect of targeting, any employee of Seller or any of its Subsidiaries; or

(ii)                                  solicit, induce or persuade any supplier of Seller any of its Subsidiaries to terminate or otherwise limit its business relationship with Seller or any of its Subsidiaries.

(e)                                  The parties hereto agree that (i) due to the unique nature of the services and capabilities of GEC, Seller, Interval and Purchaser, damages would be an inadequate remedy in the event of breach or threatened breach of the provisions this Section 6.14, (ii) any breach under Section 6.14(a), Section 6.14(b) or Section 6.14(g) may allow GEC and Seller to unfairly compete with Interval, Purchaser, the Companies and their Subsidiaries, resulting in irreparable harm to Interval, Purchaser, the Companies and their Subsidiaries, and any breach under Section 6.14(c) or Section 6.14(d) may allow Interval and Purchaser to unfairly compete with Seller, GEC and their Subsidiaries, resulting in irreparable harm to Seller, GEC and their Subsidiaries, and (iii) in the event of any breach of Section 6.14(a), Section 6.14(b) or Section 6.14(g), Interval, Purchaser, the Companies and their Subsidiaries and Affiliates shall be entitled to, and in the event of any breach of Section 6.14(c) or Section 6.14(d), GEC, Seller and their Subsidiaries and Affiliates, shall be entitled to, appropriate equitable relief, in addition to whatever remedies they might have at law, and may, either with or without pursuing any potential damage remedies, immediately obtain and enforce an injunction, including, without limitation, a temporary restraining order or preliminary injunction, prohibiting GEC, Seller and their Affiliates (in the case of any breach of Section 6.14(a), Section 6.14(b) or Section 6.14(g)), and Interval, Purchaser and their Affiliates (in the case of any breach of Section 6.14(c) or Section 6.14(d)) from violating the provisions of this Section 6.14 in any available forum.

(f)                                    (i)                                     Without limitation, the parties agree and intend that the covenants contained in this Section 6.14 shall be deemed to be a series of separate covenants and agreements, one for each and every political subdivision.  It is the desire and intent of the parties hereto that the provisions of this Section 6.14 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought.  Accordingly, if any provision in this Section 6.14 or deemed to be included herein shall be adjudicated to be invalid or unenforceable, such provision, without any action on the part of the parties hereto, shall be deemed amended to delete or to modify (including, without limitation, a reduction in duration, geographical area or prohibited business activities) the portion adjudicated to be invalid or unenforceable, such deletion or modification to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, and such deletion or modification to be made only to the extent necessary to cause the provision as amended to be valid and enforceable.

(ii)                                  GEC and Seller agree and acknowledge that the covenants of each contained in this Section 6.14 are reasonably necessary for the protection of Purchaser’s interests under this Agreement, including the full benefit of any reputation or goodwill associated with the business of the Companies and their Subsidiaries as the business may exist on and after the date hereof, and are not unduly restrictive upon either of GEC or Seller.  Interval and Purchaser agree and acknowledge that the covenants of Interval and Purchaser contained in this Section 6.14 are reasonably necessary for the protection of Seller’s interests under this Agreement, including the full benefit of any reputation or goodwill associated with the business of the Seller and its Subsidiaries as the business may exist on and after the date hereof, and are not unduly restrictive upon Interval and Purchaser.

(g)                                 GEC and Seller acknowledge that, through their direct or indirect ownership of the Companies and the Subsidiaries of the Companies, GEC and Seller have acquired Confidential Information (as defined below).  GEC and Seller shall not, except as may be required to perform GEC’s and Seller’s duties under this Agreement or as required by applicable law, without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any Confidential Information regarding the Companies or any of their Subsidiaries or Affiliates.  “Confidential Information” shall mean material information about either Company or any of their Subsidiaries, and their respective businesses, employees, consultants, contractors, clients and customers, that is not disclosed by either Company or any of their Subsidiaries for financial reporting purposes or otherwise publicly available and that was learned by GEC or Seller through its relationship with the Companies or any of their Subsidiaries or Affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.  The obligations of GEC and Seller under this Section 6.14 shall not apply to information which: (1) is or becomes generally available to the public without breach of this Section 6.14; (2) GEC, in good faith, deems necessary or advisable to be included in filings with the Securities and Exchange Commission or related public disclosures; or (3) GEC or its Subsidiaries received from a third party without an obligation of confidentiality.  In addition, the parties acknowledge and agree that GEC, Seller and their representatives have provided Confidential Information to prospective purchasers of the Companies and the Subsidiaries of the Companies and their businesses in connection with the strategic alternative review process with respect thereto and the provisions of this Section 6.14 shall not apply to any such information provided by GEC, Seller or their representatives prior to the date hereof in connection with the aforementioned strategic alternative review process; provided such information has been made available pursuant to confidentiality agreements with terms materially no less stringent than the terms of the Confidentiality Agreement.  GEC and Seller acknowledge that such Confidential Information is specialized, unique in nature and of great value to the Companies and their Subsidiaries or Affiliates.

6.15                        RHAC Holdings, LLC; Waipouli Holdings LLC.  It is acknowledged and agreed by the parties that, prior to the Closing, the ownership interest held by RQIH in RHAC Holdings, LLC and Waipouli Holdings LLC will be distributed and/or transferred by RQIH to GEC or an Affiliate of GEC prior to Closing and that no Company or any Subsidiary of any Company will hold an ownership interest in RHAC Holdings, LLC or Waipouli Holdings LLC at the Closing, or have any liability or obligation arising out of or related to such ownership interest.

ARTICLE 7
CLOSING CONDITIONS

7.1                               Conditions to Obligations of Seller and Purchaser to Consummate the Transaction.  The respective obligation of each of Seller and Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions:

(a)                                  Legality.  No order, decree or injunction shall have been entered or issued by any Governmental Authority that is in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby.

(b)                                 HSR Act and Other Regulatory Approvals.  Any governmental or regulatory notices or approvals required under any Laws (including the expiration or termination of the waiting period (or extension thereof) under the HSR Act) to carry out the transactions contemplated by this Agreement shall have been obtained and the parties shall have complied with all Laws applicable to the transactions contemplated by this Agreement.

7.2                               Additional Conditions to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated hereby shall also be subject to the satisfaction or waiver of each of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of Seller contained in this Agreement that are qualified by Seller Material Adverse Effect shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date and the representations and warranties of Seller contained in this Agreement that are not qualified as to Seller Material Adverse Effect shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to result in a Seller Material Adverse Effect.

(b)                                 Agreements and Covenants.  Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Closing.

(c)                                  Other Closing Deliverables.  Purchaser shall have received the Closing deliverables set forth in Section 3.2(a).

(d)                                 Consents.  The consents required pursuant to the Material Contracts set forth in Section 7.2(d) of the Disclosure Schedule shall have been received.

(e)                                  Release of Guaranty.  Seller shall have delivered to Purchaser releases of or from lenders under the agreements set forth in Section 6.10 of the Disclosure Schedule.

(f)                                    Transition Services Agreement.  GEC and Gaylord Hotels, Inc. (an Affiliate of GEC) shall have executed and delivered to Purchaser a Transition Services Agreement in the form attached hereto as Exhibit A effective as of the Closing Date with respect to the provision by Gaylord Hotels, Inc. of certain services specified therein to the Companies and their Subsidiaries after the Closing (the “Transition Services Agreement”).

(g)                                 Opinion of Counsel.  Seller shall have delivered to Purchaser the written opinion of counsel to Seller, dated as of the Closing Date, substantially in the form attached hereto as Exhibit B.

(h)                                 Officer’s Certificate.  Seller shall have delivered to Purchaser a certificate of an officer of Seller that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(i)                                     License Agreement.  Seller and ResortQuest Hawaii, LLC shall have executed and delivered to Purchaser the Trademark and Domain Names License Agreement in the form attached hereto as Exhibit C (the “License Agreement”) with respect to the use of the “ResortQuest” tradename in Hawaii.

(j)                                     Resignation of Directors and Officers.  All directors or officers of the Companies and/or the Subsidiaries of a Company shall have resigned as of the Closing Date.

(k)                                  No MAE.  There shall not have occurred after the date hereof an event, change, circumstance or effect that has had or is reasonably likely to have a Seller Material Adverse Effect.

(l)                                     Section 338 Election and FIRPTA Certificates.  Purchaser shall have received from Seller (i) an affidavit of non-foreign status that complies with Section 1445 of the Code and any certificate required to establish that no withholding is required under applicable state law (including a Form N-289, Certification for Exemption from the Withholding Tax on Disposition of Hawaii Real Property), (ii) unless the Purchaser has elected to cause the LLC Conversion, an executed IRS Form 8023 (and all applicable corresponding state and local forms) with respect to each of the Companies and their Subsidiaries, and (iii) if the Purchaser has elected to cause the LLC Conversion, evidence reasonably satisfactory to the Purchaser that the Conversion has occurred.

(m)                               RHAC Holdings, LLC; Waipouli Holdings, LLC.  The ownership interest held by RQIH in RHAC Holdings, LLC and Waipouli Holdings LLC shall have been distributed and/or transferred by RQIH to GEC or an Affiliate of GEC prior to Closing such that no Company or any Subsidiary of any Company holds an ownership interest in RHAC Holdings, LLC or Waipouli Holdings LLC as of the Closing.

7.3                               Additional Conditions to Obligations of Seller.  The obligation of Seller to consummate the transactions contemplated hereby shall also be subject to the satisfaction or waiver of each of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of Purchaser contained in this Agreement that are qualified by Purchaser Material Adverse Effect shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, and the representations and warranties of Purchaser contained in this Agreement that are not qualified as to Purchaser Material Adverse Effect shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to result in a Purchaser Material Adverse Effect.

(b)                                 Agreements and Covenants.  Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Closing.

(c)                                  Other Closing Deliverables.  Seller shall have received the Closing deliverables set forth in Section 3.2(b).

(d)                                 Officer’s Certificate.  Purchaser shall have delivered to Seller a certificate of an officer of Purchaser that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied

(e)                                  Transition Services Agreements.  Purchaser shall have executed and delivered the Transition Services Agreement.

ARTICLE 8
CERTAIN TAX MATTERS

8.1                               Tax Indemnity Obligations.

(a)                                  GEC and Seller shall be liable for, and shall save, defend, indemnify and hold harmless Purchaser and its Subsidiaries (including the Companies and their Subsidiaries) from and against any and all Losses suffered or paid as a result of, in connection with or arising out of: (i) Taxes of the Companies and their Subsidiaries that are due with respect to periods ending on or prior to the Closing Date, including all interest related thereto, all Taxes arising from the transactions contemplated by this Agreement (including distributions of assets pursuant to Section 7.2(m) and all Taxes attributable to RHAC Holdings, LLC and Waipouli Holdings, LLC), and all withholding Taxes; (ii) Taxes of the Companies and their Subsidiaries that are due with respect to periods (“Straddle Periods”) that include but do not end on the Closing Date to the extent attributable to the portion of the Straddle Period ending at the close of business on the Closing Date; (iii) any and all Taxes imposed on either of the Companies or any of their Subsidiaries by reason of either of the Companies or any of their Subsidiaries (or any predecessor thereof) having been a member of an Affiliated Group on or prior to the Closing Date (including, without limitation, by reason of the liability of either Company or any of their Subsidiaries (or any predecessor thereof) pursuant to Treas. Reg. § 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law)); and (iv) any inaccuracy in or breach of any Tax representation or warranty contained in this Agreement or in any certificate delivered pursuant hereto and any breach of any Tax covenant or agreement contained in this Agreement (without regard to disclosure in the Disclosure Schedule).  Notwithstanding any other provision of this Agreement to the contrary, GEC and Seller shall not be required to indemnify Purchaser or the Companies and their Subsidiaries for any Tax to the extent such Tax is specifically accrued as a liability for Taxes in arriving at the working capital adjustments pursuant to Section 2.2 of this Agreement.

(b)                                 Unless prohibited by applicable Law, the parties hereto shall cause the taxable period of the Companies and their Subsidiaries to close as of the close of business on the Closing Date.  For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Companies and their Subsidiaries for a Straddle Period, the determination of the Taxes of the Companies and their Subsidiaries for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Companies and their Subsidiaries for the Straddle Period, shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Companies and their Subsidiaries were closed at the close of the Closing Date.  However, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic taxes such as real and personal property taxes shall be apportioned ratably between such periods on a daily basis.

8.2                               Responsibility for Filing Tax Returns.

(a)                                  Income Tax Returns.  GEC will be responsible for and will cause to be prepared and duly filed (i) all Tax Returns of the Companies and their Subsidiaries that are due before the Closing Date (taking account of extensions of time to file such Tax Returns) and (ii) all Tax Returns of the Companies and their Subsidiaries that are income Tax Returns and are prepared on a consolidated, unitary, or combined basis and that include GEC or Seller for all taxable periods ending on or before the Closing Date.  GEC shall include the income of the Companies and their Subsidiaries on GEC’s consolidated federal income Tax Returns (and any foreign or state consolidated, unitary or combined Tax Returns) for all periods ending on or before the Closing Date and pay any income Taxes attributable to such income.  The Companies and their Subsidiaries shall furnish

Tax information to GEC for inclusion in GEC’s federal consolidated income Tax Return (or other Tax Return described in the preceding sentence) for the period that includes the Closing Date in accordance with the Companies’ and their Subsidiaries’ past custom and practice.

(b)                                 Other Tax Returns.  Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies and their Subsidiaries that are filed after the Closing Date (other than Tax Returns with respect to periods described in Section 8.1(a)) and, subject to the right to payment from GEC under the next sentence, Purchaser shall pay all Taxes shown as due on those Tax Returns.  Not later than two (2) days prior to the filing of any such Tax Returns, GEC shall pay to Purchaser the amount of Taxes owed by GEC pursuant to the provisions of Section 8.1(a).

(c)                                  Review Rights.  No later than thirty (30) days prior to the due date for filing thereof, Purchaser shall provide GEC with drafts of all Tax Returns prepared by it pursuant to Section 8.2(b), but only to the extent such Tax Returns would reflect a Tax liability for which GEC is responsible under this Agreement.  The reviewing party shall have the right to review and provide comments on Tax Returns during the fifteen (15)-day period following the receipt of such Tax Returns.  GEC and Purchaser shall consult with each other and attempt in good faith to resolve any issues arising as a result of any Tax Returns described in this Section 8.2(c) and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an internationally recognized independent accounting firm chosen by both Purchaser and GEC.  Upon resolution of all such items, the relevant Tax Return shall be timely filed on that basis.  The costs, fees and expenses of such accounting firm shall be borne equally by Purchaser and GEC.  If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct, without prejudice to the other party’s rights and obligations under this Article 8.

8.3                               Cooperation on Tax Matters.

(a)                                  Purchaser and GEC shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article 8 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  GEC and Purchaser agree (i) to retain all books and records with respect to Tax matters pertinent to the Companies or a Subsidiary of a Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or GEC, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Purchaser so requests, GEC shall allow Purchaser to take possession of such books and records.

(b)                                 Purchaser and GEC further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

8.4                               Refunds and Tax Benefits.  Any income Tax refunds that are received by Purchaser, either Company or any Subsidiary, and any amounts credited against income Tax liability of Purchaser, a Company or any Subsidiary for which GEC is not liable and that relate to income Tax periods or portions thereof ending on or before the Closing Date, other than any such refunds or credits of Tax that are (a) attributable to a loss, credit or other tax attribute arising in periods beginning after the Closing Date (including the portion of a Straddle Period beginning after the Closing Date) or (b) reflected as an asset on the Closing Date Balance Sheet, shall be net of any Taxes incurred in respect of the receipt or accrual of such refund or credit and net of any other expenses attributable thereto be for the account of GEC paid over to GEC within fifteen (15) days after receipt or entitlement thereto.

8.5                               Section 338(h)(10) Election and Purchase Price Allocation.

(a)                                  GEC and Seller, on the one hand, and Purchaser, on the other hand, shall join together in making an election under Section 338(h)(10) of the Code (and all corresponding elections under state, local or foreign law) (collectively, the “Section 338(h)(10) Elections”) with respect to the shares of stock of the Companies that are purchased by Purchaser pursuant to this Agreement and, at the request of Purchaser, shares of stock of any Subsidiaries of the Companies.  GEC and Seller shall cooperate with Purchaser by taking all steps necessary in order to effectuate the Section 338(h)(10) Elections in accordance with applicable laws (including, without limitation, the preparation of IRS Form 8023 and all similar state and local forms and submitting any ruling request, prepared by and at the sole expense of Purchaser on behalf of GEC, the Seller or the Companies, as the case may be, the applicable taxing authorities with respect to such election).  At the request of the Purchaser, GEC and Seller shall deliver to the Purchaser on the Closing Date (or such later time as requested by Purchaser) an executed IRS Form 8023 (and all applicable corresponding state or local forms) with respect to the Companies and their Subsidiaries.  Notwithstanding the foregoing, at the request of the Purchaser, GEC and the Seller shall convert each of the Companies (and, at the discretion of the Purchaser, each of the Subsidiaries that is not a limited liability company) into a limited liability company before the Closing Date in lieu of the parties making the Section 338(h)(10) Election set forth above, provided that Purchaser provides a written notice of such request to GEC and Seller no later than ten (10) days prior to the Closing Date (the “LLC Conversion”).

(b)                                 Within one hundred and twenty (120) days following the Closing Date, Purchaser shall prepare and deliver to GEC a draft schedule allocating the Purchase Price among the stock of the Companies and allocating the “aggregate deemed sales price”

within the meaning of the applicable Treasury Regulations under Section 338(h)(10) of the Code with respect to each of the Companies and their Subsidiaries, among the assets of the Companies and their Subsidiaries (collectively, the “Allocation”).  Within thirty (30) days of delivery of the Allocation, GEC shall notify Purchaser of any proposed changes.  If the parties cannot agree on the Allocation, the dispute shall be resolved by an independent nationally recognized accounting firm mutually determined by Purchaser and GEC.  The Allocation shall be used in preparing IRS Form 8883 (and all similar forms required under state or local Law), which form shall be completed, executed, and delivered by the parties as soon as reasonably practicable after the finalization of the Allocation, but in no event later than sixty (60) days before the due date for the filing of such form.  Any payments subsequent to the Closing Date (such as indemnity payments under the terms of this Agreement) that are treated as an adjustment to purchase price of the assets of the Companies and their Subsidiaries for tax purposes shall be reflected as an adjustment to the price allocated to a specific asset, if any, giving rise to the adjustment and if any such adjustment does not relate to a specific asset, such adjustment shall be allocated among the Company assets in accordance with the Allocation method provided in this Section 8.5(b).  In the event that Purchaser has made the election to proceed with a LLC Conversion, the provisions described in this paragraph shall continue to apply, except that the reference to “Allocation” shall be an allocation of the purchase price for tax purposes that is done in accordance with Section 1060 of the Code and Treasury Regulations thereunder and the applicable form used to reflect the Allocation shall be IRS Form 8594 (and all similar forms required under state or local Law).

(c)                                  Purchaser, GEC and Seller agree to file and agree to cause each of the Companies and their Subsidiaries to file all federal, state, local and foreign Returns in accordance with the Allocation (as originally proposed or as revised in accordance with this Agreement, as the case may be) and, except as required pursuant to a final determination (as defined in Section 1313(a) of the Code or corresponding provisions of state or local Law), not to take, or cause to be taken, any action that would be inconsistent with such Allocation in any Return, audit, litigation or otherwise.

8.6                               Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by GEC, except that any transfer Taxes arising from the distribution of RHAC Holdings, LLC and Waipouli Holdings, LLC shall be borne by GEC.

8.7                               Termination of Tax Sharing Agreements.  Any Tax allocation, sharing or indemnity agreement or arrangement (other than this Agreement), whether or not written, that may have been entered into by Seller (or any Affiliate of Seller), on the one hand, and either Company or any of their Subsidiaries, on the other hand, shall be terminated as to the Companies and their Subsidiaries as of the Closing Date, and no payments (or any other obligations) that are owed by or to either Company or their Subsidiaries pursuant thereto shall be required to be made (or performed) thereunder.

8.8                               Tax Proceedings.

(a)                                  In the event (i) Purchaser (or its Affiliates) or (ii) GEC (or its Affiliates) receives notice of any pending or threatened Tax audits or assessments by any Tax authority or other disputes concerning Taxes with respect to which the other party may incur liability under this Article 8 (or otherwise), the party in receipt of such notice shall promptly notify the other party of such matter in writing.  The failure by Purchaser to provide such notice on a timely basis, however, shall not release GEC from any of its obligations under this Article 8, except to the extent that GEC is prejudiced by such failure.

(b)                                 GEC shall have the right to defend, object to or prosecute, at its sole cost and expense, those Tax claims relating to periods ending on or before the Closing Date.  GEC may in its discretion settle or compromise any such Tax claim; provided, however, that if the results of such Tax claim could affect the Tax liability of Purchaser, the Companies or their respective Subsidiaries for any Tax period including or ending after the Closing Date, then GEC shall not settle or compromise such Tax claim without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.  With respect to Tax claims relating to periods ending on or before the Closing Date that are controlled by GEC and the settlement of which requires Purchaser’s consent pursuant to this paragraph, Purchaser or its authorized representatives shall be entitled, at the expense of Purchaser, to attend and participate in all proceedings relating to such Tax claim.  Purchaser shall have the right to defend, object to or prosecute all other Tax claims.

8.9                               Treatment of Indemnity Payment.  Except as otherwise required by applicable Law, the parties agree that any indemnity payments under the terms of this Agreement and any payment under Sections 2.2 and 2.3 shall be treated as an adjustment to the Purchase Price for income tax purposes.

8.10                        Withholding.  Purchaser shall be entitled to deduct and withhold from the Purchase Price otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States federal, state or local, or any foreign, tax Law.  To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by Purchaser, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable holders of Shares in respect of which Purchaser made such deduction and withholding.

8.11                        Conflict with Article 10.  In the event of any conflict between Article 10 and this Article 8 with respect to indemnification for Taxes, this Article 8 shall control.  For the avoidance of doubt, the provisions of Sections 8.1(a) and 8.2 are not subject to the limitations set forth in Section 10.5 hereof.

ARTICLE 9
TERMINATION

9.1                               Termination.  This Agreement may be terminated at any time before the Closing Date as follows:

(a)                                  by mutual written consent of each of Seller and Purchaser;

(b)                                 by either Seller or Purchaser, if the Closing shall not have occurred on or before October 1, 2007 (the “Termination Date”); provided, however, that in the event the FTC or DOJ issues a “second request” in connection with any review of the transactions contemplated by this Agreement under the HSR Act, such date shall be extended to January 1, 2008; provided further, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(c)                                  by either Seller or Purchaser, if a Governmental Authority shall have issued an order, decree or injunction having the effect of making the transactions contemplated hereby illegal or permanently prohibiting the consummation of the transactions contemplated hereby, and such order, decree or injunction shall have become final and nonappealable; and

(d)                                 by either Seller or Purchaser, if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2 (in the case of a breach by Seller) or Section 7.3 (in the case of a breach by Purchaser), and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days after written notice thereof shall have been received by the party alleged to be in breach.

9.2                               Effect of Termination and Abandonment.  In the event of termination of this Agreement pursuant to this Article 9, this Agreement (other than as set forth in Sections 6.4(b) and 6.6) shall become void and of no effect with no liability on the part of any party hereto (or of any of its representatives); provided, however, that no such termination shall relieve any party hereto from any liability for damages (or fees and out-of-pocket expenses) resulting from any willful and intentional breach of this Agreement.

ARTICLE 10
INDEMNIFICATION

10.1                        Survival of Representations and Warranties.  All of the representations and warranties of Seller shall survive the Closing and continue in full force and effect for a period of eighteen months thereafter, except (a) Sections 4.2 (“Authority”) and 4.4 (“Capitalization”) shall survive in perpetuity and (b) Section 4.14 (“Taxes”) and any claims based on actual fraud or intentional misrepresentation shall survive the Closing until ninety (90) days following the expiration of any applicable statute of limitations (including any extensions thereof).  All of the representations and warranties of Purchaser shall survive the Closing and continue in full force and effect for a period of eighteen months thereafter, except (x) Section 5.2 (“Authority”) shall survive in perpetuity and (y) any claims found by a court of competent jurisdiction to have resulted from actual fraud or intentional misrepresentation shall survive the Closing until ninety (90) days following the expiration of any applicable statute of limitations (including any extensions thereof).  Each covenant and other agreement in this Agreement shall survive the Closing and continue in full force and effect until such covenant or other agreement is to be performed in full in accordance with its terms.  The right of Purchaser to indemnification pursuant to Section 8.1(a) shall survive the Closing and continue in full force until the date ninety (90) days following the expiration of any applicable statute of limitations (including any extensions thereof).

10.2                        Indemnification Provisions for Benefit of Purchaser.  Provided Purchaser issues a Claim Notice (as hereinafter defined) within the applicable survival period, then, subject to the terms hereof, GEC and Seller, jointly and severally, agree to indemnify and hold harmless Purchaser and its Affiliates and each of their respective officers, directors, members, partners, managers and employees (collectively, “Purchaser Indemnified Parties”) from and against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages and assessments (collectively, “Losses”) through and after the date of the claim for indemnification that are imposed on or incurred by Purchaser Indemnified Parties that result from, arise out of, relate to (a) any breach of any representations, warranties, covenants or agreements of GEC or Seller contained herein, (b) any expenses or liabilities with respect to any of GEC’s, Seller’s, the Companies’ or any of their Affiliates’ expenses incurred in connection with or in relation to the transactions contemplated by this Agreement or any of the Ancillary Agreements, including without limitation severance or other termination payment obligations that become payable as a result of the transactions contemplated hereby (excluding any such payments required to be made as the result of the termination of such Covered Employee’s employment by Purchaser at or after Closing), (c) the ownership interest held by any Company or any Subsidiary of any Company prior to the Closing Date in REP Holdings Ltd., RHAC Holdings, LLC or Waipouli Holdings, LLC, or (d) the matter described in Item (a)(2)L. of Section 4.13 of the Disclosure Schedule pursuant to the terms set forth therein.

10.3                        Indemnification Provisions for Benefit of Seller.  In the event of any breach of any representations, warranties, covenants or agreements of Purchaser contained herein, and provided Seller issues a Claim Notice within the applicable survival period, then, subject to the terms hereof, Purchaser agrees to indemnify Seller, GEC and their Affiliates and each of their respective officers, directors, members, partners, managers and employees (collectively, “Seller Indemnified Parties”) from and against any Losses through and after the date of the claim for indemnification that are imposed on or incurred by Seller Indemnified Parties that result from, arise out of, relate to, or are caused by the breach, subject to the terms of this Article 10.  In addition, Purchaser agrees to indemnify the Seller Indemnified Parties from and against any Losses that are imposed on or incurred by the Seller Indemnified Parties to the extent arising from or out of the operations of the Companies and their Subsidiaries following the Closing (subject to the representations, warranties, covenants or other agreements of GEC or Seller set forth herein).

10.4                        Procedure for Matters Involving Third Parties.

(a)                                  If any third party shall notify either of the parties to this Agreement (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other party to this Agreement (the “Indemnifying Party”) under this Article 10, then the Indemnified Party shall promptly issue a Claim Notice to the Indemnifying Party with respect thereto.

(b)                                 An Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days following the receipt of the Claim Notice that the Indemnifying Party desires to assume the defense of the Third-Party Claim and the Indemnifying Party thereafter conducts the defense of the Third-Party Claim actively and diligently.

(c)                                  So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 10.4(b), the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.  The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, except the Indemnifying Party may consent to the entry of judgment or settlement without the consent of the Indemnified Party if the judgment or settlement is solely for money damages.

(d)                                 In the event any of the conditions in Section 10.4(b) is or becomes unsatisfied, the Indemnified Party may defend against the Third-Party Claim and the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from the Third-Party Claim.

(e)                                  A party suffering Losses that gives or could give rise to a claim for indemnification under this Article 10 shall promptly notify the other party thereof in writing (a “Claim Notice”) in accordance with Section 11.1.  The Claim Notice shall contain a brief description of the nature of the Losses suffered and, if practicable, an aggregate dollar value estimate of the Losses suffered.  No delay in the issuance of a Claim Notice shall relieve either party from any obligation under this Article 10, unless and solely to the extent the Indemnifying Party is thereby prejudiced.

10.5                        Limitations on Seller’s and GEC’s Indemnification Liability.

(a)                                  Ceiling:  Seller’s and GEC’s aggregate liability for indemnification claims under this Article 10 arising from breaches of representations and warranties in Article 4 hereof, shall not exceed $27,281,250 (the “Cap”).

(b)                                 Deductible:  Seller and GEC shall have no liability for indemnification claims under Article 10 arising from breaches of representations, warranties, covenants and/or agreements hereunder by Seller and/or GEC, unless and until the aggregate Losses claimed under Article 10 exceed $1,000,000 (the “Deductible”), and then only for the amount by which such Losses exceed the Deductible.

(c)                                  Exceptions to the Cap and Deductible.  The limitations in subsections (a) and (b) of this Section 10.5 shall not apply to (i) breaches of Sections 4.2 (“Authority”), 4.4 (“Capitalization”), or 4.14 (“Taxes”), (ii) Losses arising out of or related to the matters set forth in clause (b), (c) or (d) of Section 10.2, (iii) any claims found by a court of competent jurisdiction to have resulted from actual fraud or intentional misrepresentation, (iv) any failure of GEC to pay any post-closing purchase price adjustment required to be made by GEC pursuant to Section 2.2(b), (v) breaches of Section 6.14 hereof, (vi) the right of the Purchaser to indemnification pursuant to Section 8.1(a), (vii) any claims under the Transition Services Agreement, and (viii) the obligation of GEC to pay fees or expenses as set forth in Section 8.6 and the last sentence of Section 6.6.

10.6                        Limitations on Purchaser’s Indemnification Liability.

(a)                                  Ceiling:  Purchaser’s aggregate liability for indemnification claims under this Article 10 arising from breaches of representations and warranties in Article 5 shall not exceed the Cap.

(b)                                 Deductible:  Purchaser shall have no liability for indemnification claims under Article 10 arising from breaches of representations, warranties, covenants and/or agreements hereunder by Purchaser, unless and until the aggregate Losses claimed under Article 10 exceed the Deductible, and then only for the amount by which such Losses exceed the Deductible.

(c)                                  Exceptions to the Cap and Deductible.  The limitations in subsections (a) and (b) above of this Section 10.6 shall not apply to (i) breaches of Section 5.2 (first and second sentences only), (ii) any failure of Purchaser to close and pay the Purchase Price as required hereunder (including any post-closing purchase price adjustment required to be made by Purchaser pursuant to Section 2.2(b)), (iii) breaches of Section 6.14 hereof, (iv) any claims under the Transition Services Agreement, (v) any claims of Seller or GEC pursuant to the last sentence of Section 10.3, and (vi) the obligation of Purchaser to pay fees or expenses as set forth in Section 8.6 and the last sentence of Section 6.6.

10.7                        Determination of Losses.  The parties shall take into account any net Tax benefits actually realized by the Indemnified Party as of the time that the indemnity payment is made as a result of the incurrence of Losses giving rise to indemnity.  In computing the amount of any such Tax benefit, the parties shall take account of any Tax costs to the Indemnified Party as a result of the receipt of the indemnity payment and the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Losses.  In addition, the amount of Losses incurred by any Indemnified Party hereunder will be determined net of any insurance proceeds actually received by the Indemnified Party under any policies of insurance covering the Loss giving rise to the applicable claim.  The Indemnified Parties shall use commercially reasonable efforts to make an insurance claim under any relevant policies of insurance covering the loss but shall not be obligated to institute legal proceedings to enforce coverage of any such claim.  Furthermore, any amounts received pursuant to making an insurance claim shall be offset by any Loss related to making such claim, including the payment of any deductible and any increases in premium payments that can be shown to be directly attributable to having made such claim, and the Loss shall be increased by the amount, if any, by which the Losses related to making such claim exceed the insurance proceeding actually received.

10.8                        Exclusive Remedy.  In the event the Closing occurs, Purchaser and Seller acknowledge and agree that the foregoing indemnification provisions in this Article 10 shall be the exclusive remedy of Purchaser (and the other Purchaser Indemnified Parties) and Seller (and the other Seller Indemnified Parties) with respect to the transactions contemplated by this Agreement (other than for specific performance of this Agreement, which shall be available as a remedy as set forth herein).  Except as provided in the last sentence of this Section 10.8, each party to this Agreement hereby waives all statutory, common Law and other claims with respect to this Agreement, other than claims for indemnification with respect to this Agreement pursuant to (and in accordance with the terms of) this Article 10 and other than claims for specific performance or injunctive relief.  Notwithstanding anything herein to the contrary, in no event shall Seller or Purchaser be liable for any special or punitive damages or consequential damages, except to the extent such damages are payable with respect to a Third-Party Claim, and Purchaser shall not be entitled to recover or seek any remedy under this Agreement (a) with respect to any claim or liability to any employee employed by a Company or any of their Subsidiaries arising as a result of the termination of such employees’ employment after the Closing Date (except to the extent arising out of a breach of any representation or warranty of Seller hereunder relating to severance or other payments or obligations in connection with such termination) or (b) to the extent that the liability for such damages is included in the calculation of the Closing Date RQ Working Capital.  Notwithstanding the foregoing, no party hereto shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent such rights, claims, causes of actions or remedies are found by a court of competent jurisdiction to have resulted from actual fraud or intentional misrepresentation.

10.9                        Indemnification Obligations of Seller.  Notwithstanding anything contained herein to the contrary, at and after such time that GEC or an Affiliate thereof has sold Seller to a third party, whether by stock purchase, merger, sale of substantially all of its assets or similar business combination transaction, Seller shall not have any indemnification obligation hereunder to the Purchaser Indemnified Parties (except in the event of any breach by Seller or its Affiliates or Subsidiaries of Section 6.13 or Section 6.14, in which case Seller will have indemnification obligations to the Purchaser Indemnified Parties in accordance with the terms set forth herein with respect to such breaches)

ARTICLE 11
MISCELLANEOUS

11.1                        Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)                                  if to GEC or Seller:             ResortQuest International, Inc.

c/o Gaylord Entertainment Company

One Gaylord Drive

Nashville, Tennessee  37214

Attention:  Carter R. Todd, Esq.

                                                    (615) 316-6186

Telecopy No.: (615) 316-6544

with a copy to:                                                                 Bass, Berry & Sims PLC

315 Deaderick Street, Suite 2700

Nashville, Tennessee  37238-3001

Attention:  F. Mitchell Walker, Jr.

Telecopy No.: (615) 742-2775

(b)                                 if to Interval                                                                               Interval Acquisition Corp.
                                                                                                or Purchaser:                                                                          Vacation Holdings Hawaii, Inc.

6262 Sunset Drive

Miami, Florida 33143

Attention:  General Counsel

Telecopy No.: (305) 667-2072

                                                with a copy to:                                                                 IAC/InterActiveCorp

555 West 18th Street

New York, New York 10011

Attention:  General Counsel

Telecopy No.: (212) 314-7497

and a copy to:                                                                    Gibson, Dunn & Crutcher LLP

333 S. Grand Avenue

Los Angeles, California 90071

Attention:  Karen E. Bertero, Esq.

Telecopy No.: (213) 229-7520

11.2                        Certain Definitions; Interpretation.

(a)                                  For purposes of this Agreement, the following terms shall have the following meanings:

(i)                             “Action” means any written claim, action or suit by or before any Governmental Authority.

(ii)                          “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

(iii)                       “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

(iv)                      “Ancillary Agreements” means, collectively, (A) the Transition Services Agreement, (B) the Employment Agreement and (C) the License Agreement.

(v)                         “Applicable Rate” means the corporate base rate of interest published from time to time in the Wall Street Journal.

(vi)                      “Code” means the Internal Revenue Code of 1986, as amended.

(vii)                   “Control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to do direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(viii)                “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(ix)                        “Governmental Authority” means any United States federal, state or local or foreign governmental, regulatory or administrative agency or any court.

(x)                           “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(xi)                        “Known” or “Knowledge” of any Person shall mean the knowledge of the senior officers (including, but not limited to, Persons holding a position comparable to a chief executive officer, president, chief financial officer, chief operating officer, general counsel, and director of human resources) and directors of such Person (and, in the case of Seller, Knowledge of Seller shall include the knowledge of the senior officers of either Company, the chief financial officer of GEC and the president and chief operating officer of Seller), which they would have after a reasonable investigation of the surrounding circumstances, whether or not in fact they made such reasonable investigation.

(xii)                     “Law” means any Governmental Order or any law, statute, ordinance, rule or regulation of any Governmental Authority, or any binding agreement with any Government Authority.

(xiii)                  “Permit” means any permit, franchise, authorization, or other license or approval issued or granted by any Governmental Authority.

(xiv)                 “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group.

(xv)                    “Purchaser Material Adverse Effect” means any material adverse change in or material adverse effect on the ability of Purchaser to perform its obligations under this Agreement and any Ancillary Agreements to which it is a party, including the ability of Purchaser to consummate the purchase of the Shares.

(xvi)                 “Seller Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is materially adverse to (A) the business, results of operations or financial condition of the Companies and their Subsidiaries, taken as a whole, or (B) the ability of GEC, Seller or the Companies to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that “Seller Material Adverse Effect” shall not include the effect of any event, change, circumstance, effect or state of facts (1) resulting from or relating to changes in economic conditions or financial or securities markets in general or the industries and markets in which the Companies and their Subsidiaries operate, including changes resulting from travel restrictions, economic downturn or other factors generally affecting leisure travel or the leisure travel business, weather or natural conditions, political conditions, commodity prices or changes in laws, rules and regulations, other than any events, circumstances, changes or effects that affect the Companies and their Subsidiaries, taken as a whole, to a materially disproportionate extent relative to other entities operating in the industries and markets in which the Companies and their Subsidiaries operate; (2) resulting from any outbreak or escalation of hostilities or act of terrorism involving the United States or any declaration of war by the U.S. Congress, other than any events, circumstances, changes or effects that affect the Companies and their Subsidiaries, taken as a whole, to a materially disproportionate extent relative to other entities operating in the industries and markets in which the Companies and their Subsidiaries operate; or (3) resulting from the breach by Purchaser of this Agreement.

(xvii)              “Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries); provided, however, that for purposes of clarification, RHAC Holdings, LLC and Waipouli Holdings, LLC will not be considered Subsidiaries of (i) the Companies, (ii) any Subsidiary of the Companies, or (iii) GEC or any Subsidiary of GEC for purposes of this Agreement.

(xviii)           “Taxes” shall mean any and all taxes, fees, levies or other assessments, including, without limitation, federal, state, local or foreign income, transient accommodation, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll franchise or similar taxes, imposed by any Taxing Authority, together with any interest, penalties or additions to Tax and additional amounts imposed with respect thereto.

(xix)                   “Taxing Authority” shall mean any Governmental Authority responsible for the imposition or collection of any Taxes.

(xx)                      “Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes.

(xxi)                   “Working Capital” as of a given date shall mean the amount calculated by subtracting the current liabilities of the Companies and their Subsidiaries, excluding (A) liabilities for income Taxes, (B) the current portion of capital lease obligations, (C) interest payable, (D) intercompany payables owing to Seller or its Affiliates or their Subsidiaries and (E) any Seller or GEC insurance liability allocation (including for self-insured claims or retention), as of that date from the current assets of the Companies and their Subsidiaries (other than (1) current deferred income tax assets, (2) any other income Tax assets and (3) intercompany receivables owed by Seller or its Affiliates or their Subsidiaries) as of that date; provided that, for the avoidance of doubt, calculations of inventory and accounts receivable shall be net of the applicable reserve (which reserve will be calculated in accordance with the past practice of the Companies and their Subsidiaries).

(b)                                 When a reference is made in this Agreement to Articles, Sections, or the Disclosure Schedule, such reference is to an Article or a Section of, or Disclosure Schedule to, this Agreement, unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be understood to be followed by the words “without limitation.”

11.3                        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, Seller and Purchaser shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

11.4                        Entire Agreement; No Third-Party Beneficiaries.  This Agreement, including all exhibits attached hereto, the Disclosure Schedule and any Disclosure Schedule Supplement (which shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and do not, and are not intended to, confer upon any Person other than the parties hereto, any rights whatsoever.

11.5                        Amendment; Waiver.  This Agreement may be amended only in a writing signed by all parties hereto.  Any waiver of rights hereunder must be set forth in writing.  A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive any party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

11.6                        Binding Effect; Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors.  Notwithstanding the foregoing, this Agreement shall not be assigned by any party hereto by operation of law or otherwise without the express written consent of the other parties.

11.7                        Disclosure Schedule.  Any matter disclosed pursuant to the Disclosure Schedule or any Disclosure Schedule Supplement shall be deemed to be disclosed for all purposes under this Agreement to the extent reasonably apparent from the language of the disclosure (without reference to any facts or provisions in any document other than the Disclosure Schedule, whether or not incorporated by reference), but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

11.8                        Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions thereof that would apply the law of another jurisdiction.  Each of the parties hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of New York and the courts of the United States of America located in the State of New York for any litigation arising out of or relating to this Agreement or the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 11.1 shall be effective service of process for any litigation brought against it in any such court.  Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby or any of the other transactions contemplated hereby in the courts of the State of New York or the courts of the United States of America located in the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.  Each of the parties hereto hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

11.9                        Construction.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

11.10                 Counterparts.  This Agreement may be executed simultaneously in any number of counterparts (including by facsimile or electronic .pdf submission), and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

11.11                 Enforcement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Vacation Holdings Hawaii, Inc.

By:	/s/ Craig M. Nash
Name:	Craig M. Nash
Title:	Director

Interval Acquisition Corp.

By:	/s/ Craig M. Nash
Name:	Craig M. Nash
Title:	Director

ResortQuest International, Inc.

By:	/s/ David Kloeppel
Name:	David Kloeppel
Title:	EVP

Gaylord Entertainment Company

By:	/s/ David Kloeppel
Name:	David Kloeppel
Title:	EVP